Exhibit 2.1
STOCK PURCHASE AGREEMENT
Dated as of March 31, 2011, by and among
Waste Connections, Inc.,
on the one hand, and
Hudson Valley Waste Holding, Inc., and
County Waste and Recycling Service, Inc.,
and
Scott T. Earl, Clairvest Equity Partners III Limited Partnership,
CEP III Co-Investment Limited Partnership, James Horvath, Angela Horvath,
Paola Horvath and Ernest Palmer,
on the other hand

Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

-i-

(continued)
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

-ii-

(continued)
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

-iii-

(continued)
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

-iv-

GLOSSARY
The definitions of the terms used below can be found on the page indicated:

Page
A

Absolute Indemnity Cap	46
Absolute Obligations	45
Absolute Representation	45
Absolute Representations	45
Acquisition Transaction	36
Adjustments	3
Affiliate	56
Agreement	1
Annual Financial Statements	12

B

Balance Sheet Date	12
Budget	2
Business	1
business day	56

C

Cap Ex Deficit	2
Cap Ex Expenditures	2
Cap Ex Surplus	2
CERCLA	29
CFO	2
Charter Documents	11
Claim	47
Claims Notice	47
Clairvest	1
Closing	7
Closing Date	7
Closing Date Current Assets	28
Closing Date Current Liabilities	28
Closing Date Debt	27
Closing Date Doubtful Account Allowance	2
Closing Statement	40
Code	19
Confidential Information	51
County Waste	1

D

Damages	44
day	56
Delivered Documents	25

E

Environmental Site	44
Environmental Site Losses	44
ERISA	19
ERISA Affiliate	19
ERISA Plans	19
Excluded Assets	7
Excluded Liabilities	7

F

Facility	15
Financial Statements	12
Fixed Assets	14

G

GAAP	12
General Deductible Amount	46
General Indemnity Cap	46
Golden Parachute Payment	22

H

Hazardous Material	30
Hazardous Waste	30
Holding Company’s Stock	1
Horvath Shareholders	1
HSR Act	11
Hudson Valley Group Companies	1
Hudson Valley Group Company	1
Hudson Valley Waste Holding	1

I

Indemnifying Party	47
Indemnitee	47
IRS	20

K

Kerkim Holding	7
knowledge	56
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(continued)

Page

L

Laws	29
Leased Property	14
Licenses and Permits	13
Litigation	12

M

Material Contracts	16
Minimum Claim Amount	46
Misconduct	46

N

New Business Aggregate Net Purchase Price	2
Notifications	30

O

Other Property	14
Outside Shareholder	1
Outside Shareholders	1
Owned Property	14

P

PBGC	20
Plans	19
Pre-Closing Acquisition	2
Principal Shareholder	1
Property Lease	15
Purchase Price	1

R

RCRA	29
Real Property	14
Reasonable efforts	56
Recipient	22
Release	44
Required Governmental Consents	11
Restrictive Agreements	17
Restrictive Covenants	52
Returns	23

S

Shareholder	1
Shareholder Expenses	55
Shareholder Indemnitee	45
Shareholder Indemnitees	45
Shareholder Indemnity Event	46
Shareholder Indemnity Events	46
Shareholders	1
Shareholders’ Representatives	43
Signing Date	1
SPD	19
Straddle Periods	42
Supplemental Material	36

T

Tax	22
Taxes	22
Termination Date	8
Third Party Claim	47
Title Company	38
True Up Calculations	3
True Up Date	2

U

Unpaid Taxes	28
USTs	31

W

WARN Act	18
WCI	1
WCI Indemnitee	44
WCI Indemnitees	44
WCI Indemnity Event	44
WCI Indemnity Events	44
Working Capital Deficit	2
Working Capital Surplus	2
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

EXECUTION VERSION
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of March 31, 2011 (the “Signing Date”), is entered into by and among Waste Connections, Inc., a Delaware corporation (“WCI”), on the one hand, and (i) Hudson Valley Waste Holding, Inc., a Delaware corporation (“Hudson Valley Waste Holding”), and County Waste and Recycling Service, Inc., a New York corporation (“County Waste”), on behalf of themselves and each of their respective Affiliates listed on Exhibit A attached hereto (each of Hudson Valley Waste Holding and County Waste and their respective Affiliates sometimes being referred to herein individually as a “Hudson Valley Group Company” and collectively as the “Hudson Valley Group Companies”), (ii) Scott T. Earl (the “Principal Shareholder”), and (iii) James Horvath, Angela Horvath and Paola Horvath (collectively, the “Horvath Shareholders”), Clairvest Equity Partners III Limited Partnership and CEP III Co-Investment Limited Partnership (collectively, “Clairvest”), and Ernest Palmer (each of the Horvath Shareholders, Clairvest and Ernest Palmer sometimes being referred to herein individually as, an “Outside Shareholder” and collectively as, the “Outside Shareholders” and each of the Principal Shareholders and the Outside Shareholders sometimes being referred to herein individually as a “Shareholder” and collectively as the “Shareholders”), on the other hand.
WHEREAS, the Hudson Valley Group Companies are engaged in the collection, transport, disposal, recycling and processing of nonhazardous solid waste and recyclables, and the ownership, lease and/or operation of real property and a transfer station in connection therewith, in the cities and counties of the northeast region of the United States set forth on Exhibit A attached hereto, together with other related activities (the “Business”);
WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Hudson Valley Waste Holding (the “Holding Company’s Stock”); and
WHEREAS, WCI wishes to acquire from the Shareholders all of the Holding Company’s Stock;
NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:
1. PURCHASE OF HOLDING COMPANY’S STOCK AND REMAINING MEMBERSHIP INTERESTS
1.1 Shares to be Purchased. At the Closing, the Shareholders shall sell and deliver to WCI, and WCI shall purchase from the Shareholders, all of the Holding Company’s Stock in exchange for the delivery by WCI to or for the account of the Shareholders, at the Closing or thereafter as provided by this Agreement, the purchase price described in Section 1.2 (the “Purchase Price”). The aggregate number of shares of the Holding Company’s Stock and the number and percentage ownership of such shares held by each Shareholder is set forth on Schedule 3.2 attached hereto.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

1.2 Purchase Price.
(a) The Purchase Price is: Two Hundred Ninety-Nine Million Dollars ($299,000,000), (i) minus any Closing Date Debt, (ii) plus or minus, as applicable, that amount by which (A) the Closing Date Current Assets, minus that amount by which any accounts receivable as of the Closing Date is ninety (90) days or more past due (the “Closing Date Doubtful Account Allowance”), are (B) greater than (the “Working Capital Surplus”) or less than (the “Working Capital Deficit”) the Closing Date Current Liabilities, (iii) minus that dollar amount, if any, by which the Hudson Valley Group Companies shall have incurred, between January 1, 2011 and the Closing Date, capital expenditures, including deposits made on the purchase of Fixed Assets (the “Cap Ex Expenditures”) of less than Five Million Three Hundred Thousand Dollars ($5,300,000) (any such lesser dollar amount being referred to as, the “Cap Ex Deficit”), as such Cap Ex Expenditures are described in County Waste’s 2011 capital budget, a copy of which is attached hereto as Exhibit B (the “Budget”), (iv) plus that dollar amount, if any, by which the Hudson Valley Group Companies shall have incurred, between January 1, 2011 and the Closing Date, Cap Ex Expenditures of more than Five Million Three Hundred Thousand Dollars ($5,300,000) (any such greater dollar amount being referred to as, the “Cap Ex Surplus”), (v) plus the net purchase price actually paid by any Hudson Valley Group Company to any third party(ies) (the “New Business Aggregate Net Purchase Price”) in connection with the purchase and sale, between March 1, 2011 and the Closing Date, of all or substantially all of the assets of any solid waste business owned by a non-Affiliated third party (each, a “Pre-Closing Acquisition”), provided that WCI shall have given its prior written approval to any such purchase and sale as required pursuant to Section 5.2(h). The Shareholders shall provide to WCI, within three business days prior to the Signing Date and the Closing Date, a good faith estimate of the amounts for each of the items described in clauses (i) through (v) of this Section 1.2(a), it being acknowledged and agreed that the estimates of Closing Date Current Assets and Closing Date Current Liabilities shall be calculated in accordance with GAAP and Sections 3.22(b) and 3.22(c) and the principles set forth on Schedule 3.22(b) and Exhibit C.
(b) At Closing, the following portion of the Purchase Price shall be paid to the Shareholders in immediately available funds by wire transfer in the respective amounts set forth on the Closing Statement: Two Hundred Ninety-Nine Million Dollars ($299,000,000), (i) minus the estimated Closing Date Debt, (ii) plus or minus, as applicable, the estimated Working Capital Deficit or Working Capital Surplus, (iii) minus any Cap Ex Deficit, (iv) plus any Cap Ex Surplus, (v) plus the New Business Aggregate Net Purchase Price, if any.
(c) Within ninety (90) days after the Closing Date (the “True Up Date”), WCI and Dan Lombardi, the Chief Financial Officer of County Waste as of the Signing Date (the “CFO”), shall jointly determine the actual amounts for each of the items referred to in clauses (i) through (v) in Section 1.2(a) and agree on the final Purchase Price Adjustments as set forth in Section 1.2(d), it being acknowledged and agreed that the calculations of Closing Date Current Assets and Closing Date Current Liabilities shall be finally determined in accordance with GAAP, Sections 1.2(d)(iii), 1.2(d)(iv), 3.22(b) and 3.22(c) and the principles set forth on Schedule 3.22(b) and Exhibit C; provided, however, that the ten percent (10%) retainage amount that is payable under the Material Contract with Global Foundry shall be deemed to have been received even if not actually received by the True Up Date (unless the reason for such
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

amount not having been actually received is due to a breach by a Hudson Valley Group Company of such Material Contract on or prior to the Closing Date) (the “True Up Calculations”). For the avoidance of doubt, there will be no Purchase Price Adjustments for any accounts receivable that are collected or uncollected after the True Up Calculations are finally determined as set forth hereunder. No credit notes, rebates or discounts may be applied to such accounts receivable. Also, collections shall be applied first to the oldest receivable unless specifically identified. The Shareholders may retain, at the Shareholders’ sole expense, the CFO as an independent contractor to assist with the True Up Calculations and WCI shall provide the CFO with access to the books and accounts of the Hudson Valley Group Companies for that purpose. WCI will provide the Shareholders’ Representatives with the True Up Calculations within ten (10) days after they are completed. If the Shareholders’ Representatives accepts the True Up Calculations, or if the Shareholders’ Representatives fail to give notice to WCI of any objection within ten (10) days after receipt of the True Up Calculations, the True Up Calculations shall be the final and binding calculation of the Purchase Price adjustments set forth in Section 1.2(d) (the “Adjustments”). If WCI and the CFO cannot agree on the True Up Calculations within the True Up Period or the Shareholders’ Representatives give notice to WCI of an objection to the True Up Calculations within ten (10) days after receipt of the True Up Calculations, WCI and the Shareholders’ Representatives shall attempt in good faith to resolve any such matters in dispute. The Shareholders’ Representatives shall have the right to audit (or have the Hudson Valley Group Companies’ former accountants audit), at the Shareholders’ sole expense, the books and records of the Hudson Valley Group Companies related to the True Up Calculations. If WCI and the Shareholders’ Representatives are able to resolve the matters in dispute, the True Up Calculations, as modified to reflect the resolution of any matters in dispute, shall be the final and binding calculation of the Purchase Price Adjustments. If, however, WCI and the Shareholders’ Representatives are unable to resolve the matters in dispute, WCI and the Shareholders’ Representatives shall submit any disputed items to an independent certified public accountant reasonably satisfactory to WCI and the Shareholders’ Representatives for a resolution of the dispute, the cost of which shall be shared equally by WCI and the Shareholders. The determination of the independent certified public accountant shall be final and binding on WCI and the Shareholders’ Representatives, and the True Up Calculations, as modified to reflect (A) those differences, if any, that WCI and the Shareholders’ Representatives were able to resolve, and (B) the independent certified public accountant’s determination with regard to the remaining disputed items, shall be the final and binding resolution of the Purchase Price Adjustments, absent manifest error.
(d) The following Purchase Price Adjustments, as applicable, shall be made within two (2) business days after the True Up Calculations are finally determined pursuant to Section 1.2(c):
(i) If the actual Closing Date Debt as determined by the True Up Calculations is less than the estimated Closing Date Debt as set forth on Schedule 3.22(a), WCI shall within two (2) business days pay an amount equal to the difference to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives.
(ii) If the actual Closing Date Debt as determined by the True Up Calculations exceeds the estimated Closing Date Debt as set forth on Schedule 3.22(a), the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay an amount equal to the excess to WCI.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(iii) If there was an estimated Working Capital Deficit as determined on the Closing Date, and
(A) if the actual Working Capital Deficit as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date) exceeds the estimated Working Capital Deficit as determined on the Closing Date, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the excess;
(B) if the actual Working Capital Deficit as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date) is less than the estimated Working Capital Deficit as determined on the Closing Date, WCI shall within two (2) business days pay an amount equal to the difference to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives; or
(C) if there is an actual Working Capital Surplus as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date), WCI shall within two (2) business days pay an amount equal to the sum of (x) the amount of the estimated Working Capital Deficit as determined on the Closing Date, and (y) the amount of the actual Working Capital Surplus as determined by the True Up Calculations, to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives.
(iv) If there was an estimated Working Capital Surplus as determined on the Closing Date, and
(A) if the actual Working Capital Surplus as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date) exceeds the estimated Working Capital Surplus as determined on the Closing Date, WCI shall within two (2) business days pay an amount equal to the excess to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives; or
(B) if the actual Working Capital Surplus as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date) is less than the estimated Working Capital Surplus as determined on the Closing Date, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the difference; or
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(C) if there is an actual Working Capital Deficit as determined by the True Up Calculations (after reconciling the estimated Closing Date Doubtful Account Allowance with the actual amount of the accounts receivable as of the Closing Date that was not collected on or before the ninety-day (90-day) period after the Closing Date), the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the sum of (x) the amount of the estimated Working Capital Surplus as determined on the Closing Date, and (y) the amount of the actual Working Capital Deficit as determined by the True Up Calculations.
(v) If there was an estimated Cap Ex Deficit as determined on the Closing Date, and
(A) if the actual Cap Ex Deficit as determined by the True Up Calculations exceeds the estimated Cap Ex Deficit as determined on the Closing Date, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the excess;
(B) if the actual Cap Ex Deficit as determined by the True Up Calculations is less than the estimated Cap Ex Deficit as determined on the Closing Date, WCI shall within two (2) business days pay an amount equal to the difference to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives; or
(C) if there is an actual Cap Ex Surplus as determined by the True Up Calculations, WCI shall within two (2) business days pay an amount equal to the sum of (x) the amount of the estimated Cap Ex Deficit as determined on the Closing Date, and (y) the amount of the actual Cap Ex Surplus as determined by the True Up Calculations, to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives.
(vi) If there was an estimated Cap Ex Surplus as determined on the Closing Date, and
(A) if the actual Cap Ex Surplus as determined by the True Up Calculations exceeds the estimated Cap Ex Surplus as determined on the Closing Date, WCI shall within two (2) business days pay an amount equal to the excess to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives; or
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(B) if the actual Cap Ex Surplus as determined by the True Up Calculations is less than the estimated Cap Ex Surplus as determined on the Closing Date, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the difference; or
(C) if there is an actual Cap Ex Deficit as determined by the True Up Calculations, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay to WCI an amount equal to the sum of (x) the amount of the estimated Cap Ex Surplus as determined on the Closing Date, and (y) the amount of the actual Cap Ex Deficit as determined by the True Up Calculations.
(vii) If the actual New Business Aggregate Net Purchase Price as determined by the True Up Calculations exceeds the estimated New Business Aggregate Net Purchase Price, WCI shall within two (2) business days pay an amount equal to the excess to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives.
(viii) If the actual New Business Aggregate Net Purchase Price as determined by the True Up Calculations is less than the estimated New Business Aggregate Net Purchase Price, the Principal Shareholder (or the Principal Shareholder and the other Shareholders based on their pro rata share in accordance with Schedule 3.2) shall within two (2) business days pay an amount equal to the difference to WCI.
(ix) When the Shareholders have provided a copy of the Hudson Valley Group Companies’ short year tax returns and evidence that the Shareholders have paid all Taxes shown as due on such returns, WCI shall pay an amount equal to the Unpaid Taxes that were paid with respect to such returns, if any, to the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives to the extent such Unpaid Taxes were included in Closing Date Current Liabilities. If WCI disputes the amount of Taxes shown as due on such return, it may retain the amount in dispute from any payment due under this Section until such dispute is resolved in accordance with Section 1.2(c).
Additional payments due between WCI and the Shareholders pursuant to this Section 1.2(d) may be netted against each other and the net amount due shall be paid by the party owing the same in immediately available funds by wire transfer. For the avoidance of doubt, WCI may demand payment from the Principal Shareholder for, and the Principal Shareholder shall within two (2) business days pay to WCI, the entire amount owed by the Principal Shareholder and/or any of the other Shareholders to WCI pursuant to this Section 1.2(d) and, in such event, the Principal Shareholder may seek reimbursement from the Other Shareholders pro rata in accordance with Schedule 3.2.
1.3 Allocation of the Purchase Price. One Million Dollars ($1,000,000) of the Purchase Price shall be allocated to the Restrictive Covenants applicable to the Shareholders and the balance of the Purchase Price shall be allocated among the assets of the Hudson Valley Group Companies as set forth on Schedule 1.3, subject to final adjustment to the Purchase Price pursuant to Section 1.2(d). This allocation shall be binding on the parties for federal and state income tax purposes. Notwithstanding the foregoing, WCI shall not be limited to such amount for damages arising from breach of the Restrictive Covenants by the Shareholders or their Affiliates.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

1.4 Excluded Assets. Prior to the Closing, the assets of the Hudson Valley Group Companies listed on Schedule 1.4, including all of the membership interests of Kerkim Holding Company, LLC, a Virginia limited liability company (the “Kerkim Holding”), that are legally or beneficially owned or otherwise held by County Waste (or any other Hudson Valley Group Company) (collectively, the “Excluded Assets”), shall be distributed or otherwise transferred by the applicable Hudson Valley Group Company to the Shareholders or other persons, and WCI shall not acquire or assume any interest in, liability for or claim to any of the Excluded Assets, or any Damages or Taxes associated with, related to or arising from or in connection with any Excluded Assets, the ownership, operation or use thereof, or the distribution or transfer thereof by or from any Hudson Valley Group Company to the Shareholders or any other person (the “Excluded Liabilities”).
2. CLOSING TIME AND PLACE
2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place as promptly as practical (but in any event no later than three (3) Business days) after the date on which the last of the conditions set forth in Sections 6 and 7 is fulfilled or waived or on such other date as WCI and the Shareholders’ Representatives shall agree (the “Closing Date”). The Closing shall take place at such time as mutually agreed by the parties through an exchange of consideration and documents using overnight courier service, facsimile or electronic transmission; provided, however, that, for financial reporting purposes, the Closing shall be deemed to have occurred at 12:01 a.m. New York time on the Closing Date, which the parties anticipate will be on April 1, 2011. At the Closing, WCI, the Hudson Valley Group Companies and the Shareholders shall deliver to each other the documents, instruments and other items described in Section 8 of this Agreement.
2.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated on or prior to Closing as follows:
(a) By the Shareholders’ Representatives (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the parties hereto that was not entered at the request or with the support of the Hudson Valley Group Companies or the Shareholders and if the Hudson Valley Group Companies and the Shareholders shall have used reasonable efforts to prevent the entry of such order; (ii) in the event WCI breaches a representation or warranty of WCI contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) the expiration of thirty (30) days after notice of such breach is given by the Shareholders’ Representatives to WCI and (B) the Termination Date; or (iii) if WCI fails to perform in any material respect any of its covenants contained in this Agreement required to be performed prior to the Closing and does not cure such failure prior to the earlier of (A) thirty (30) days after written notice of such failure is given in writing to WCI by the Shareholders’ Representatives and (B) the Termination Date, provided in no case may the Shareholders terminate this Agreement under this subsection if the Shareholders have failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to the Closing and the Closing has not occurred because of such failure.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) By WCI (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the parties hereto that was not entered at the request or with the support of WCI and if WCI shall have used reasonable efforts to prevent the entry of such order; or (ii) in the event any Hudson Valley Group Company or any Shareholder breaches a representation or warranty of any Hudson Valley Group Company or the Shareholders, respectively, contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) expiration of thirty (30) days after written notice of such breach is given by WCI to the Shareholders’ Representatives and (B) the Termination Date; or (iii) if any Hudson Valley Group Company or any Shareholder fails to perform in any material respect any of their respective covenants contained in this Agreement required to be performed by the Hudson Valley Group Companies or the Shareholders prior to the Closing and the Hudson Valley Group Companies or the Shareholders, as the case may be, do not cure such failure prior to the earlier of (A) thirty (30) days after written notice of such failure is given in writing to the Shareholders’ Representatives by WCI, and (B) the Termination Date; or (iv) pursuant to Section 5.6(b), provided in no case may WCI terminate this Agreement under this subsection if it has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to Closing and the Closing has not occurred because of such failure.
(c) By WCI or the Shareholders’ Representatives if the Closing hereunder shall not have taken place by April 30, 2011, or, by such later date as may be agreed by WCI and the Shareholders’ Representatives (the “Termination Date”), unless the Hudson Valley Group Companies and the Shareholders have not then obtained all of the consents required by Section 6.6, in which event this Agreement shall terminate ten (10) days after written notice from WCI to the Shareholders or ten (10) days after the later of (i) if any such consent is denied, the latest time for filing any appeal or further appeal of such denial has lapsed; and (ii) if any such consent is denied and such denial is appealed, the day the last appeal of such denial has been dismissed, refused or decided adversely to any Hudson Valley Group Company; provided that a party shall not have the right to terminate under this Section 2.2(c) if the conditions precedent to such party’s obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.
(d) WCI and the Shareholders’ Representatives may terminate this Agreement by mutual consent.
2.3 Notice and Effect of Termination. On termination of this Agreement, the transactions contemplated herein shall forthwith be abandoned and all continuing obligations of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination. Notwithstanding the foregoing, the confidentiality obligations set forth in Sections 5.4 and 9.2 shall survive the termination of this Agreement for any reason. If this Agreement has terminated due to the breach of any party, such party shall remain liable for any damages arising from such breach.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3. REPRESENTATIONS AND WARRANTIES OF THE HUDSON VALLEY GROUP COMPANIES AND THE SHAREHOLDERS
Each of the Hudson Valley Group Companies and the Principal Shareholder represents and warrants to WCI that each of the following representations and warranties is true and correct as of the Signing Date and will be true and correct as of the Closing, and the Outside Shareholders, severally but not jointly (and, in the case of Sections 3.2, 3.25 and 3.3, individually), represent and warrant that each of the following representations and warranties which are Absolute Representations is true and correct as of the Signing Date and will be true and correct as of the Closing, and all of the Shareholders agree that such representations and warranties shall survive the Closing as provided in Section 10.6:
3.1 Organization, Standing and Qualification. Each Hudson Valley Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Each Hudson Valley Group Company has full corporate power and authority to own and lease its properties and to carry on the Business as now conducted. Except as set forth on Schedule 3.1, none of the Hudson Valley Group Companies is required to be qualified or licensed to conduct business as a foreign corporation or limited liability company in any other jurisdiction.
3.2 Capitalization. Schedule 3.2 sets forth the authorized and outstanding capital stock or membership interests, as applicable, of each Hudson Valley Group Company, the names of the record and beneficial owners of all of the issued and outstanding capital stock or membership interests, as applicable, of each Hudson Valley Group Company, the number of shares or membership interests so owned, the allocation of the Purchase Price among the Shareholders as agreed to among themselves. All of the issued and outstanding shares of the capital stock or membership interests, as applicable, of each Hudson Valley Group Company are owned of record and beneficially by the persons or entities as set forth on Schedule 3.2, and are and as of the Closing will be free and clear of all liens, security interests, encumbrances, restrictions, pledges and claims of every kind except as set forth on Schedule 3.2. Hudson Valley Waste Holding owns all of the issued and outstanding capital stock of County Waste and, except as set forth on Schedule 3.2, County Waste owns, directly or indirectly, all of the outstanding capital stock or membership interests, as applicable, of each of the other Hudson Valley Group Companies. All of the shares of capital stock or membership interests, as applicable, of each Hudson Valley Group Company are duly and validly authorized and issued, fully paid and nonassessable, and none was issued in violation of any preemptive rights of any past or present shareholder or member of any Hudson Valley Group Company. No option, warrant, call, conversion or other right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of any Hudson Valley Group Company) exists that obligates any Hudson Valley Group Company to issue any of its authorized but unissued capital stock, membership interest or other equity interest or that obligates any of the Shareholders to transfer any of the Holding Company’s Stock to any person. Except as set forth on Schedule 3.2, neither any Hudson Valley Group Company nor any Shareholder is a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements, or other agreements relating to or restricting the transferability of any shares of the Holding Company’s Stock or any equity interest in Hudson Valley Waste Holding, County Waste or any other Hudson Valley Group Company. No spouse of any Shareholder that is a natural person and married has any community property or other interest of whatsoever nature or kind in or to any of the Holding Company’s Stock or any proceeds to be received from the ownership thereof. All of the capital stock or membership interests, as applicable, of each Hudson Valley Group Company (including the Holding Company’s Stock) have been issued in accordance with all applicable federal and state securities laws. The Holding Company’s Stock being acquired by WCI hereunder constitutes all of the outstanding capital stock of Hudson Valley Waste Holding.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.3 Authority for Agreement. Hudson Valley Waste Holding, County Waste and the Shareholders have full right, power and authority to enter into this Agreement, and all documents and agreements necessary to give effect to the provisions of this Agreement, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery of this Agreement by Hudson Valley Waste Holding and County Waste has been duly authorized by each of Hudson Valley Waste Holding and County Waste’s Board of Directors and the consummation of the transactions contemplated hereby by Hudson Valley Waste Holding have been duly authorized by Hudson Valley Waste Holding’s Board of Directors, and all other corporate actions and proceedings required to be taken by or on behalf of Hudson Valley Waste Holding to enter into this Agreement and consummate the transactions contemplated hereby have been duly and properly taken. This Agreement and all other agreements and documents executed in connection herewith have been duly and validly executed and delivered by Hudson Valley Waste Holding, County Waste and the Shareholders and, subject to the due authorization, execution and delivery by WCI, constitute the legal, valid and binding obligations of Hudson Valley Waste Holding, County Waste and the Shareholders enforceable against each of the Hudson Valley Group Companies and the Shareholders in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
3.4 No Breach or Default. Except as disclosed on Schedule 3.4, the execution and delivery by Hudson Valley Waste Holding, County Waste and the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, will not, after the giving of notice or lapse of time or otherwise:
(a) subject to obtaining any third party consents listed on Schedule 3.5, violate or result in the breach of any of the material terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any material obligation under, or result in any lien, claim or encumbrance on the Holding Company’s Stock or the assets or equity of any Hudson Valley Group Company under, any of the Material Contracts, Restrictive Agreements, Licenses and Permits or any mortgage, deed, lease, note, bond, indenture, agreement, license or other instrument or obligation of any kind or nature to which any Hudson Valley Group Company or any Shareholder is a party, or by which any Hudson Valley Group Company or Shareholder, or any of a Hudson Valley Group Company’s or any Shareholder’s assets, is or may be bound or affected; or
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) subject to obtaining the Required Governmental Consents, violate any Law, or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or
(c) violate the Articles of Incorporation, Bylaws, Operating Agreement or other charter documents (collectively, the “Charter Documents”) of any Hudson Valley Group Company.
3.5 Consents Required. Except for any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any consents and approvals listed on Schedule 3.4 or 3.5 none of the Delivered Documents nor the transactions contemplated by this Agreement requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby the failure of which to obtain would have a material adverse effect. For the purposes of this Agreement “material adverse effect” means any fact, circumstance or occurrence that has had or would reasonably be expected to have a materially adverse effect on business, results of operations, properties or condition (financial or otherwise) of the Business taken as a whole, except those resulting from: (a) general economic, business or financial market conditions, including changes in the markets or industry in which the Hudson Valley Group Companies operate, provided and to the extent that the Hudson Valley Group Companies are not disproportionately adversely affected thereby; (b) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national calamity, crisis or emergency, or any governmental response to any of the foregoing, provided and to the extent that the Hudson Valley Group Companies are not disproportionately adversely affected thereby; (c) the announcement or pendency of any transactions contemplated by this Agreement; (d) any change in Law or GAAP or interpretations thereof that applies to the Hudson Valley Group Companies, provided and to the extent that the Hudson Valley Group Companies are not disproportionately adversely affected thereby; or (e) any act or omission of the Hudson Valley Group Companies prior to the Closing Date taken at the written request of WCI. For the avoidance of doubt, any fact, circumstance or occurrence that has resulted in or would reasonably be expected to result in Damages to any of the Hudson Valley Group Companies in the amount of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be deemed to be “material adverse effect” for purposes of this Agreement. Specifically, Schedule 3.5 also sets forth the name of any governmental agency from whom any Hudson Valley Group Company, the Shareholders or WCI must obtain consent (the “Required Governmental Consents”) in order to (i) execute this Agreement and consummate the transactions contemplated herein, and (ii) effect a direct or indirect transfer of any of the Material Contracts or Licenses and Permits required as a result of the consummation of the transactions contemplated by this Agreement except where no material adverse effect.
3.6 Subsidiaries. Schedule 3.6 lists all direct and indirect subsidiaries of Hudson Valley Waste Holding and County Waste and all securities or other interest in any other business entity, including Kerkim Holding (whose membership interests shall be distributed to the Shareholders or other persons prior to Closing as set forth in Section 1.4), owned by any Hudson Valley Group Company. At the Closing, WCI shall obtain indirect beneficial ownership (through Hudson Valley Waste Holding) of each such subsidiary, security and interest.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.7 Financial Statements. Attached to Schedule 3.7 are copies of the annual financial statements (“Annual Financial Statements”) for the Hudson Valley Group Companies’ three (3) most recent fiscal years and interim financial statements (together with the Annual Financial Statements, the “Financial Statements”) for the Hudson Valley Group Companies for the period from the first day of the current fiscal year to February 28, 2011 (the “Balance Sheet Date”). The Annual Financial Statements have been audited by Marvin & Company. The Financial Statements are true and correct in all material respects and fairly present (a) the financial position of the Hudson Valley Group Companies as of the respective dates of the balance sheets included in said statements; and (b) the results of operations for the respective periods indicated. The Annual Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied consistently. The interim financial statement as of the two-month (2-month) period ended February 28, 2011 exclude all footnote disclosures but otherwise have been prepared in accordance with GAAP, consistently applied. Except to the extent reflected or reserved against in the Hudson Valley Group Companies’ balance sheet as of the Balance Sheet Date or as disclosed on Schedule 3.8 or 3.22(a) and 3.22(b), or as brought forward in the True Up Calculation, the Hudson Valley Group Companies did not have as of the Balance Sheet Date, nor will the Hudson Valley Group Companies have as of the Closing Date, any liabilities of any nature required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, whether accrued, absolute, contingent or otherwise, including Tax liabilities due or to become due, other than current liabilities not exceeding One Hundred Thousand Dollars ($100,000) incurred in the ordinary course of business. For the avoidance of doubt, liabilities or obligations relating to tort, breach of contract or violation of law shall in no event be considered to be in the ordinary course of business.
3.8 Litigation. Schedule 3.8 lists all claims, suits and proceedings or governmental investigations or inquiries, either administrative or judicial (“Litigation”), pending, or to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, threatened against any Hudson Valley Group Company, or any of the Hudson Valley Group Companies’ assets, operations or personnel (while acting as an agent of any Hudson Valley Group Company). Schedule 3.8 includes a summary description of each such Litigation and the amount claimed and other relief sought. Except as set forth on Schedule 3.8, no Litigation is pending or, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, threatened involving any Hudson Valley Group Company (or its officers, directors, employees or agents (while acting as an agent of any Hudson Valley Group Company)), the Holding Company’s Stock, or any of the assets, Business or operations of any Hudson Valley Group Company.
3.9 Accurate and Complete Records. The corporate minute books, stock ledgers, financial records and other books, ledgers and records of the Hudson Valley Group Companies:
(a) have been made available to WCI and its agents at the Hudson Valley Group Companies’ offices or at the offices of WCI’s attorneys or the Hudson Valley Group Companies’ attorneys;
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and
(c) are accurate and complete, reflect all material corporate transactions required to be authorized by the Board of Directors and/or shareholders or members of the Hudson Valley Group Companies and do not contain or reflect any material discrepancies.
3.10 Licenses and Permits. The Hudson Valley Group Companies have all franchises, licenses and permits necessary for the applicable Hudson Valley Group Companies to occupy each Facility, own its assets, and operate and conduct the Business as currently conducted, including all consents, authorizations, zoning, land use and environmental permits, variances or approvals relating to the operation of the Business, any Real Property or any Facility (the “Licenses and Permits”), in all cases to the extent necessary for the Hudson Valley Group Companies to conduct the Business as presently conducted or for the lease of or ownership and use of the Fixed Assets in compliance with all applicable Laws, except where the failure to own, hold, possess, or lawfully use such franchises, licenses and permits would not have a material adverse effect on the Business. Schedule 3.10 is a complete and accurate list, and includes copies, of all Licenses and Permits. All Licenses and Permits have been duly obtained and are in full force and effect and no proceedings are pending or, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, threatened that may result in the revocation, cancellation, suspension, limitation or adverse modification of any of the same. The status of the Licenses and Permits related to the disposal areas owned or operated by any Hudson Valley Group Company, including any conditions thereto and, if applicable, the expiration dates thereof, are also described on Schedule 3.10. Each employee of the Hudson Valley Group Companies has all Licenses and Permits required for each such employee to perform his or her designated duties for the Hudson Valley Group Companies (including valid drivers licenses), and no waivers, exemptions or defaults relating thereto exist, nor do any grounds for revocation, suspension or limitation of any Licenses and Permits exist the absence of which would have a material adverse effect. Neither any Hudson Valley Group Company nor the Principal Shareholder has any knowledge of any reason why the Licenses and Permits will not remain in effect after consummation of the transactions contemplated hereby
3.11 Assets, etc., Necessary to Business. The Hudson Valley Group Companies possess good, valid and marketable title to all properties and assets (real, personal and mixed, tangible and intangible) used or necessary for the conduct of the Business, free and clear of any lien, encumbrance or charge of any kind (including mortgages, security interests, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments and other encumbrances) except: (a) liens for current taxes not yet due; (b) minor imperfections of title and encumbrances reasonably acceptable to WCI, if any, that are de minimis and do not impair the value or interfere with the present or continued use of such property or asset and (c) those identified on Schedules 3.11, 3.12 and 3.13. For the avoidance of doubt, any liens on any assets owned by any Hudson Valley Waste Company existing in respect of any Closing Date Debt will be released promptly following the Closing on receipt of the applicable payoff amounts to be paid at Closing and in no event shall any such liens be deemed permitted liens.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.12 Fixed Assets. Schedule 3.12 lists the fixed assets (other than real estate) owned or leased by each Hudson Valley Group Company, including identification of each vehicle by description and serial number as shown on the motor vehicle title or transferable registration, identification of machinery, equipment and general description of parts, supplies and inventory (the “Fixed Assets”). Also attached to Schedule 3.12 are copies of all motor vehicle titles, transferable registrations and current registrations. Except as described on Schedule 3.12, all of the Fixed Assets are in good working order and adequately perform the functions they are supposed to perform, ordinary wear and tear excepted, and, to the knowledge of the Hudson Valley Group Companies and the Principal Shareholder, are free of structural, mechanical, installation or engineering defects. Except as set forth on Schedule 3.12, all motor vehicles and rolling stock owned or leased by the Hudson Valley Group Companies are properly titled and registered as required by applicable Law. All leases of Fixed Assets are listed on and attached to Schedule 3.14 and are in full force and effect and binding on the parties thereto and neither any Hudson Valley Group Company nor, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, any other party to such leases is in breach of any of the material provisions thereof. Except as described on Schedule 3.14, no leases, options, rights of first refusal or any other agreements or arrangements, either oral or written, exist that create or confer on any person or entity the right to acquire any of the Fixed Assets or any portion thereof or, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, create in or confer on any person or entity (other than the Hudson Valley Group Companies) any right, title or interest therein or in any portion thereof.
The Hudson Valley Group Companies have prior to the date hereof, transferred the Excluded Assets to the Shareholders or other Persons as reflected in the minutes of the meeting of the Board of Directors of Hudson Valley Waste Holding contained in Hudson Valley Waste Holding’s minute book. All Excluded Assets have been transferred by the Hudson Valley Group Companies to the Shareholders or other Persons “AS IS,” with all warranties, including the implied warranties of merchantability and fitness for a particular purpose having been disclaimed. The Shareholders agree that none of the Shareholders nor any successor, assign, executor or heir of any Shareholder shall have any claim against any Hudson Valley Group Company, and hereby release each Hudson Valley Group Company from, all liabilities, whether known or unknown, contingent or liquidated, in respect of or relating to the Excluded Assets prior to, from or after the Closing Date. The Shareholders acknowledge that this paragraph is a material inducement to WCI entering into this Agreement.
3.13 Real Property. Except for any parcel of real property that is an Excluded Asset, Schedule 3.13 lists each parcel of real property owned by each Hudson Valley Group Company or that is to be acquired by any Hudson Valley Group Company between the Signing Date and the Closing Date (collectively, the “Owned Property”), leased by each Hudson Valley Group Company (the “Leased Property”) or otherwise used by any Hudson Valley Group Company in connection with the Business except real property at which the Hudson Valley Group Companies disposes of waste (the “Other Property” and, collectively with the Owned Property and the Leased Property, the “Real Property”).
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(a) For each parcel of Real Property Schedule 3.13 lists the street address thereof and a general description of any buildings or other improvements located thereon (each, a “Facility”), the status of such property as Owned Property, Leased Property or Other Property. Schedule 3.13 also lists and, where applicable, includes copies of the following:
(i) for each parcel of Owned Property, the legal description thereof and a current preliminary title report issued by the Title Company, and, to the extent in any Hudson Valley Group Company’s possession or control, (A) copies of all deeds, outstanding mortgages, deeds of trust and other encumbrances, (B) copies of any existing surveys, (C) copies of any existing title insurance policies or lawyer’s title opinions, and (D) copies of any other material document or instrument affecting such property or title thereto, whether or not recorded, and not already included on Schedule 3.10;
(ii) for each parcel of Leased Property, copies of all leases affecting such property (each a “Property Lease”) or, if any such lease is oral, Schedule 3.13 contains a written summary of the principal terms of such lease; and
(iii) for each parcel of Other Property, a description of the extent to which any Hudson Valley Group Company utilizes such property including, without limitation, the manner of such use and the terms and conditions affecting such use, together with a copy of any material documents affecting such property or the use thereof, whether or not recorded.
(b) Except as otherwise set forth on Schedule 3.13:
(i) To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, no material physical, design or mechanical defects exist in or on any of the Real Property or any Facility. To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, none of the Real Property nor any Facility is in material violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof. To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, there are no encroachments on the Real Property or any Facility and no encroachment of any improvements to each onto adjacent property other than as set forth in the preliminary title report issued by the Title Company for the applicable parcel of property. To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, none of the improvements to the Real Property violate setback, building or side lines, nor do they encroach on any easements located on the Real Property, and each Facility is in good condition, ordinary wear and tear excepted, capable of being operated in the manner in which such Facilities were operated by the Hudson Valley Group Companies prior to Closing, and in material compliance with all applicable Laws.
(ii) Neither any Hudson Valley Group Company nor the Principal Shareholder knows of any facts that would materially adversely affect the possession, use or occupancy of any of the Real Property or any Facility other than as set forth in the preliminary title report issued by the Title Company for the applicable parcel of property. No portion of the Real Property nor any Facility is currently subject to condemnation proceedings, and, to the knowledge of each Hudson Valley Group Company and the Principal Shareholder, no condemnation or taking is threatened or contemplated. To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, no public improvements exist that may result in special assessments against or otherwise have a material adverse effect with respect to the Real Property or any Facility.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(iii) The Hudson Valley Group Companies have all material easements, rights, licenses, permits and approvals necessary to continue operation of the Business including those related to the Real Property and any Facility, copies of which, to the extent in any Hudson Valley Group Company’s possession or control, are set forth on Schedule 3.10 or 3.13.
(iv) To the knowledge of each Hudson Valley Group Company and the Principal Shareholder, all utilities serving the Real Property and each Facility are adequate to operate each in the manner it is currently operated and all utility lines, pipes, hook-ups and wires serving the Real Property and each Facility are located within recorded easements for the benefit of each, and any associated charges accrued to date have been fully paid.
(v) All of the Property Leases are in full force and effect and binding on the parties thereto and neither any Hudson Valley Group Company nor, to the knowledge of either any Hudson Valley Group Company or the Principal Shareholder, any other party to any such lease is in breach of any of the material provisions thereof. Except as set forth on Schedule 3.4 or 3.5, the transactions contemplated herein do not constitute an event of default under any Property Lease or require the consent of any landlord thereto. No Hudson Valley Group Company has assigned, mortgaged, pledged or hypothecated any portion of any Property Lease and, to the knowledge of each Hudson Valley Group Company and the Principal Shareholder, the respective landlord’s interest in each Property Lease has not been assigned to any third party nor has any such interest been mortgaged, pledged or hypothecated. No Hudson Valley Group Company has sublet all or any part of the Leased Property or leased all or any part of the Owned Property.
3.14 Contracts. Schedule 3.14 lists, and includes copies of, all material contracts and agreements, and written summaries of principal terms of all material oral agreements, to which any Hudson Valley Group Company is a party or by which it or any of its property or equity (including the Holding Company’s Stock) is bound (other than those items included on Schedule 3.22(a)), including (i) franchises and service agreements pursuant to which any Hudson Valley Group Company is authorized to collect and haul industrial, commercial and residential solid waste involving the payment of greater than $100,000 per annum, (ii) leases, (iii) joint venture or partnership agreements, (iv) indemnification agreements, guarantees, suretyships or obligations to assure or incur any obligation of a third party, (v) contracts with any labor organizations, (vi) employment and consulting agreements, (vii) promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other debt or security agreements, (viii) Restrictive Agreements, and (ix) any other agreements, contracts or commitment that involves or could result in aggregate payments to or by the Hudson Valley Group Companies in any twelve-month (12-month) period of Two Hundred Fifty Thousand Dollars ($250,000). (The term “Material Contracts” as used in this Agreement means any contract or agreement referred to in clauses (i) through (ix) of this Section 3.14.) Except as disclosed on Schedule 3.14, all Material Contracts have been duly obtained,
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

are in full force and effect and are binding on the parties thereto, and no proceedings are pending or, to the knowledge of the Hudson Valley Group Companies or the Principal Shareholder, threatened that may result in the revocation, cancellation, suspension or adverse modification of the same. Except as set forth on Schedule 3.14, neither the Hudson Valley Group Companies nor, to any Hudson Valley Group Company’s or the Principal Shareholder’s knowledge, any other party to any Material Contract is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified any Hudson Valley Group Company or any Shareholder of a default thereunder, or exercised any options thereunder. Except as disclosed on Schedule 3.14, none of the Material Contracts has been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Except as set forth on Schedule 3.14, all Material Contracts relating to any improvements to a Facility or the Real Property have been fully paid and there are no mechanic’s or materialmen’s liens arising from any labor or material furnished to such Facility or Real Property. Except as set forth on Schedule 3.14, none of the Material Contracts is subject to any counterclaims or offsets nor to any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Material Contracts (except for those that result from or relate to leased assets). The term “Restrictive Agreements” mean any non-competition, non-solicitation or similar agreements or any agreement that contains a non-competition, non-solicitation or similar provision related to the Business, regardless of whether such agreements restrict or benefit any Hudson Valley Group Company, the Shareholders or the Business.
3.15 Insurance. Schedule 3.15 is a complete list (including copies of the relevant insurance binders) of all insurance policies currently in effect, or with respect to “occurrence” policies, that were in effect, that relate to operation of the Business, cover the Real Property or any other property used by any Hudson Valley Group Company. Also attached to Schedule 3.15 (but only to the extent not included in Schedule 3.8) is (a) a list of pending claims relating to each Hudson Valley Group Company and the Business, and a four-year claims history relating to each Hudson Valley Group Company and the Business prepared by the applicable insurance carrier(s), including a list of all insurance loss runs for worker’s compensation claims received in the last three (3) policy years; and (b) the Hudson Valley Group Companies’ National Council on Compensation Insurance (NCCI) Workers Compensation Experience Rating for the last three (3) policy years. Such insurance is adequate to repair, replace or restore any of the Hudson Valley Group Companies’ properties, assets or facilities that sustain damage to substantially their current condition in accordance with the terms of the insurance policies. No Hudson Valley Group Company is in default or breach with respect to any provision contained in any such insurance policies, nor has any Hudson Valley Group Company failed to give any notice or to present any claim thereunder in due and timely fashion.
3.16 Personnel.
(a) Schedule 3.16(a) lists all officers, directors and employees (by type or classification) of each Hudson Valley Group Company and their respective rates of compensation, including (i) their hourly or monthly base compensation and (ii) any bonuses to which they are entitled. Schedule 3.16(a) also lists the driver’s license number for each driver of any Hudson Valley Group Company’s motor vehicles. Except as disclosed on Schedule 3.16(a), all written or oral employment contracts with employees of each Hudson Valley Group Company are terminable “at will” without payment of severance or other benefits (including stock options or other rights to obtain equity in any Hudson Valley Group Company).
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) Schedule 3.16(b) when delivered at or prior to the Closing will list for each employee (including any employees who are officers or directors) the following information for the period from January 1st of the current year through the end of the last pay period prior to the Closing: (i) gross earnings; (ii) federal income taxes withheld; (iii) state income taxes withheld; (iv) state unemployment and disability taxes withheld; (v) federal unemployment taxes withheld; (v) FICA taxes withheld; and (vi) 401(k) contributions withheld. Schedule 3.16(b) also includes a copy of each Hudson Valley Group Company’s most recent payroll tax return.
(c) Except as set forth on Schedule 3.16, since the date of incorporation or formation of each Hudson Valley Group Company, there have been no federal, state or common law claims filed against such Hudson Valley Group Company or any of its employees based on sex, sexual or other harassment, employment, age, occupational health and safety, disability, or race or other illegal discrimination, including claims of wrongful termination, by any employees of such Hudson Valley Group Company or by any of the employees performing work for such Hudson Valley Group Company but provided by an outside employment agency, and there are no facts or circumstances known to any Hudson Valley Group Company or the Principal Shareholder that could reasonably be expected to give rise to such complaint or claim. No Hudson Valley Group Company (A) has received any notice of any claim that it has not complied in any material respect with any Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), employee safety, or (B) has received any notice of any claim that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.
(d) Except to the extent included in Closing Date Current Liabilities, no Hudson Valley Group Company has (i) any wage and hour obligation or liability or any known obligation or liability for any arrears of wages with respect to any of its past or current employees or independent contractors, nor (ii) any obligation or liability for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The representations and warranties set forth in this Section 3.16(d) shall be deemed to be qualified by “knowledge” in the case of Clairvest.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.17 Benefit Plans and Union Contracts.
(a) Benefit Plans.
(i) Schedule 3.17(a) lists each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by any Hudson Valley Group Company, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Hudson Valley Group Companies would be deemed a “single employer” within the meaning of Section 400l(b)(l) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), or treated as a single employer under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the “Code”), for the benefit of any current or former employee, independent contractor or director of any Hudson Valley Group Company or any ERISA Affiliate (the “Plans”). Schedule 3.17(a) identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”). Except for amendments that are required for the Plans to meet the requirements of applicable law, tax-qualified status under Section 401(a) of the Code, or regulatory guidance, neither any Hudson Valley Group Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, independent contractor or director of any Hudson Valley Group Company or any ERISA Affiliate.
(ii) With respect to each of the Plans, Schedule 3.17(a) includes true and complete copies of each of the following documents, as applicable:
(A) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;
(B) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA or the Code, with respect to each Plan for the last three (3) Plan years ending prior to the date of this Agreement for which such a report was filed;
(C) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three (3) Plan years ending prior to the Signing Date for which a report was required;
(D) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;
(E) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(F) all contracts relating to the Plans with respect to which any Hudson Valley Group Company or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and
(G) the most recent determination letter received from the Internal Revenue Service (“IRS”) with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.
(iii) Neither any Hudson Valley Group Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to any Hudson Valley Group Company or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Company (“PBGC”), which payments have been or will be made when due. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which any Hudson Valley Group Company or any current or former ERISA Affiliate made, or was required to make, contributions during the past six (6) years.
(iv) The PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA, and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.
(v) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such Plan, as determined by the Plan’s actuary based on the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accumulated benefit obligations.
(vi) None of any Hudson Valley Group Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to any Hudson Valley Group Company’s or any Shareholder’s knowledge, any trustee, administrator or fiduciary thereof has engaged in a transaction or has taken or failed to take any action in connection with which any Hudson Valley Group Company or any ERISA Affiliate could be subject to any material liability for civil penalties pursuant to Section 502(c), 502(i) or 502(l) of ERISA, or a taxes imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.
(vii) All contributions and premiums that each Hudson Valley Group Company and each ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of each Hudson Valley Group Company, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of any Hudson Valley Group Company or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(viii) With respect to any ERISA Plan that is a “multi-employer plan,” as such term is defined in Section 3(37) of ERISA, (a) neither any Hudson Valley Group Company nor any ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (b) no event has occurred that presents a material risk of a complete or partial withdrawal, (c) neither any Hudson Valley Group Company nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, (d) no circumstances exist that present a material risk that any such multi-employer plan will go into reorganization, and (e) the aggregate withdrawal liability of the Hudson Valley Group Companies and the ERISA Affiliates, computed as if a complete withdrawal by the Hudson Valley Group Companies’ and all of their ERISA Affiliates had occurred under each such multi-employer plan on the date hereof, would be zero (0).
(ix) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.
(x) Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. the Hudson Valley Group Companies have applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred that would affect such qualified status.
(xi) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.
(xii) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which any Hudson Valley Group Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.
(xiii) Except for medical benefits provided to the Horvath Shareholders (which benefits shall be terminated as of the Closing), no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any Hudson Valley Group Company or any ERISA Affiliate after retirement or other termination of service (other than (a) coverage mandated by applicable laws, (b) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (c) deferred compensation benefits accrued as liabilities on the books of the Hudson Valley Group Companies or an ERISA Affiliate, or (d) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).
(xiv) The consummation of the transactions contemplated by this Agreement will not, (a) entitle any current or former employee, officer or director of any Hudson Valley Group Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (b) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(xv) There are no pending or, to any Hudson Valley Group Company’s or any Shareholder’s knowledge, threatened or anticipated claims by or on behalf of any Plan, by any current or former employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefit).
(b) Union Contracts. Except as set forth on Schedule 3.17(b), no union contracts or agreements between any Hudson Valley Group Company and any collective bargaining group are currently in effect, nor have any such contracts ever been in effect. Except as set forth on Schedule 3.17(b), no charge is pending nor, to any Hudson Valley Group Company’s or the Principal Shareholder’s knowledge, threatened, against any Hudson Valley Group Company before any court or agency alleging unlawful discrimination in employment practices and no charge of or proceeding with regard to any unfair labor practice against it is pending before the National Labor Relations Board or any other tribunal. No labor strike, dispute, slow down or stoppage currently exists or, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, is threatened against any Hudson Valley Group Company, and no union organizational activity exists respecting employees of any Hudson Valley Group Company. Schedule 3.17(b) contains a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. Except as set forth on Schedule 3.17(b), no one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any employees of any Hudson Valley Group Company. No Hudson Valley Group Company has experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five (5) years.
(c) Parachute Payments. No payment made to any employee, officer, director or independent contractor of any Hudson Valley Group Company (the “Recipient”) pursuant to any employment contract, severance agreement or other arrangement (the “Golden Parachute Payment”) will be nondeductible by any Hudson Valley Group Company because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will any Hudson Valley Group Company be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.
(d) The representations and warranties set forth in Sections 3.17(a)(iii)-(xv) and 3.17(c) above shall be deemed to be qualified by “knowledge” in the case of Clairvest.
3.18 Taxes.
(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers (i) to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based on or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, fuel, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity, and (iii) any liability for amounts described in clause (i) of this section as a result of being a member of an affiliated, consolidated, combined or unitary group.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) Tax Returns and Audits. Except as otherwise disclosed on Schedule 3.18(b) or on the balance sheet:
(i) Each Hudson Valley Group Company has timely filed all federal, state, local and foreign returns, estimates, forms, information statements and reports (“Returns”) relating to Taxes required to be filed by each Hudson Valley Group Company with any Tax authority. Each Hudson Valley Group Company has paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of (x) all Returns for the three (3) most recent years ending prior to the Signing Date, and (y) the Hudson Valley Group Companies’ latest property tax statements are attached to Schedule 3.18(b), and copies of all other Returns have been made available to WCI and are among the records of the Hudson Valley Group Companies that will accrue to WCI at the Closing. Schedule 3.18(b) also describes the income Tax treatment of each Hudson Valley Group Company for federal and state Tax reporting purposes.
(ii) Each Hudson Valley Group Company has withheld or paid, with respect to its employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.
(iii) No Hudson Valley Group Company has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the knowledge of any Hudson Valley Group Company or any Shareholder, proposed against any Hudson Valley Group Company. No Hudson Valley Group Company has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.
(iv) No Hudson Valley Group Company or Shareholder has been notified of any audit or other examination of any Return of any Hudson Valley Group Company by any Tax authority is presently in progress, nor has any Hudson Valley Group Company been notified in writing of any request for such an audit or other examination.
(v) No adjustment relating to any Returns filed or required to be filed by any Hudson Valley Group Company has been proposed in writing by any Tax authority to any Hudson Valley Group Company or any representative thereof.
(vi) No Hudson Valley Group Company has any liability for any Unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Hudson Valley Group Companies’ balance sheet as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to any Hudson Valley Group Company. There are no liens with respect to Taxes on any of the assets of any Hudson Valley Group Company, other than liens which are not individually or in the aggregate material, or customary liens for current Taxes not yet due and payable.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(vii) No Hudson Valley Group Company has filed any consent agreement under former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in former Section 341(f)(4) of the Code) owned by any Hudson Valley Group Company.
(viii) No Hudson Valley Group Company (A) has ever been a member of a consolidated group other than a consolidated group of which Hudson Valley Waste Holding is the parent corporation or (B) is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the date hereof between current members of Hudson Valley Waste Holding’s affiliated group).
(ix) To the knowledge of any Hudson Valley Group Company or any Shareholder, none of any Hudson Valley Group Company’s assets are tax-exempt use property within the meaning of Section 168(h) of the Code.
(x) No Hudson Valley Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the Signing Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
(xi) Each Hudson Valley Group Company is in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.
(xii) No Hudson Valley Group Company has with respect to any open taxable period applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.
(xiii) No Hudson Valley Group Company has made an election under Regulations Section 301.7701-3 with respect to any entity.
(xiv) Hudson Valley Waste Holding is not a U.S. Real Property Holding Corporation within the meaning of Code section 897(c)(2).
(xv) No stock options, stock appreciation rights or other equity based awards issued or granted by any Hudson Valley Group Company are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which any Hudson Valley Group Company makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by any Hudson Valley Group Company is or will be subject to penalties of Code Section 409A.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.19 Copies Complete. Except as disclosed on Schedule 3.19, the certified copies of the Charter Documents of the Hudson Valley Group Companies, and the copies of all Material Contracts, Licenses and Permits and all other leases, instruments, agreements, licenses, permits, certificates, site assessments or other documents that have been delivered or made available to WCI in connection with the transactions contemplated hereby (the “Delivered Documents”), are complete and accurate and are true and correct copies of the originals thereof.
3.20 Customers, Billings, Current Receipts and Receivables. Schedule 3.20 is a current, accurate and complete list, which can be provided in electronic form of, and includes:
(a) the customers that each Hudson Valley Group Company serves on an ongoing basis representing the top ten (10) sorted by highest annual revenue, including name, location and current billing rate;
(b) an accurate and complete summary of aging, by company, of all accounts and notes receivable from customers as of the last day of the month preceding the Signing Date and the Closing Date, showing amounts due in 30-day aging categories. Except to the extent of the allowance for bad debts reflected on the Financial Statements or otherwise disclosed on Schedule 3.20, to the Hudson Valley Group Companies’ and the Principal Shareholder’s knowledge, each Hudson Valley Group Company’s accounts and notes receivable are fully collectible in the amounts shown on Schedule 3.20;
(c) the average monthly revenues of each Hudson Valley Group Company derived from billings to its customers for each of the twelve (12) months preceding the Signing Date. Except as set forth on Schedule 3.20, neither any Hudson Valley Group Company nor the Principal Shareholder has any knowledge of any reason why any Hudson Valley Group Company’s average monthly revenues derived from billings to its customers after the Closing Date should not continue at approximately the same rate as before the Closing Date.
3.21 No Change. Except as set forth on Schedule 3.21, since the Balance Sheet Date, the Business has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of any Hudson Valley Group Company other than changes in the ordinary course of business, none of which either singly or in the aggregate has had a material adverse effect. Specifically, and without limiting the generality of the foregoing, except as set forth on Schedules 1.4 and 3.21, with respect to any Hudson Valley Group Company, since the Balance Sheet Date there has not been:
(a) any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations of any Hudson Valley Group Company or the Business, taken as a whole;
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) any material damage, material destruction or material loss (whether or not covered by insurance) adversely affecting any material portion of its properties or Business;
(c) except for the distribution or transfer of the membership interests of Kerkim Holding as discussed in Section 1.4, any change in or agreement to change (i) its shareholders; (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;
(d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except with respect to the distribution or transfer of the membership interests of Kerkim Holding as described in Section 1.4;
(e) any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any director, officer, employee or agent or any severance or termination pay paid to any of its present or former directors, officers, employees or agents;
(f) any labor dispute or any other event or condition of any character with respect to any Hudson Valley Group Company’s employees, materially adversely affecting the Business or future prospects;
(g) any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including any Shareholder or any of their Affiliates;
(h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including any indebtedness or obligation of any Shareholder or any of their Affiliates thereof;
(i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
(j) any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of the Business;
(k) any waiver of any of its material rights or claims;
(l) any new or any amendment or termination of any existing Material Contracts or Licenses and Permits or other right to which it is a party; or
(m) except for the distribution or transfer of the membership interests in Kerkim Holding as discussed in Section 1.4, any other material transaction outside the ordinary course of business.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.22 Closing Date Debt; Closing Date Current Assets and Closing Date Current Liabilities.
(a) Schedule 3.22(a) lists or when delivered at the Closing will list (i) the amount of the aggregate debt (including interest rate swaps, derivatives or other hedging instruments and promissory notes relating to outstanding covenants not to compete, whether or not such covenants are to be performed prior to, on or after the Closing Date, but excluding current liabilities to the extent reflected in Closing Date Current Liabilities) of each Hudson Valley Group Company outstanding on the Closing Date required to be repaid by WCI or any Hudson Valley Group Company at or immediately after the Closing Date and all prepayment penalties and costs incurred or to be incurred by WCI or any Hudson Valley Group Company in connection with the repayment of any such debt (including interest rate swaps, derivatives or other hedging instruments and promissory notes); (ii) the amount of the aggregate debt (excluding current liabilities to the extent reflected in Closing Date Current Liabilities) of any Hudson Valley Group Company outstanding on the Closing Date which will remain outstanding obligations of any Hudson Valley Group Company after the Closing Date, and all prepayment penalties and costs applicable to such debt if repaid prior to maturity, including in each case all interest accrued through and including the Closing Date; (iii) the aggregate amount of the present value as of the Closing Date, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to the applicable Hudson Valley Group Company by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations of applicable Hudson Valley Group Company that are not capitalized lease obligations other than Leases for office equipment or Property Leases; (iv) the aggregate amount of the present value as of the Closing Date of all capitalized lease obligations (determined in accordance with GAAP) of each Hudson Valley Group Company; (v) the aggregate amount of all undischarged judgments against any Hudson Valley Group Company; and (vi) the aggregate amount of all obligations secured by tax liens against any Hudson Valley Group Company’s assets (the “Closing Date Debt”). Notwithstanding the foregoing, none of the ongoing obligations with respect to surety bonds, Property Leases or Hudson Valley Group Company’s leases with respect to office equipment shall be deemed Closing Date Debt for purposes of this Agreement. The Closing Date Debt listed on Schedule 3.22(a) is an estimate of the Closing Date Debt and is subject to the True Up Calculations described in Section 1.2. Schedule 3.22(a) includes or when delivered will include wire transfer instructions for creditors whose Closing Date Debt WCI has designated for payment, and attached to Schedule 3.22(a) are pay-off letters or instructions from such creditors in the form provided by WCI’s bank or acceptable to WCI. On WCI’s payment of the Closing Date Debt associated with any Hudson Valley Group Company’s capitalized lease obligations, each Hudson Valley Group Company shall have good, marketable and unencumbered title to all assets subject to such leases.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) Schedule 3.22(b) is, on the Signing Date and when delivered at the Closing, an estimate of the amount of the aggregate current liabilities (including trade payables, accrued vacation and sick leave benefits and any reserve for unpaid Taxes, penalties and interest (“Unpaid Taxes”), and the Shareholder Expenses (pursuant to Section 12.7) to the extent to be borne by the Hudson Valley Group Companies, and Taxes payable for the Straddle Periods as set forth in Section 9.5(b), but excluding the current portion of long-term debt to the extent such current portion is included in Closing Date Debt) of each Hudson Valley Group Company as of the Closing Date (the “Closing Date Current Liabilities”) and an estimate of the amount of the aggregate current assets of each Hudson Valley Group Company as of the Closing Date (including cash, prepaid expenses the benefit of which survives the Closing, and the accounts receivable of each Hudson Valley Group Company earned prior to the Closing Date and collectible on or after the Closing Date, less the Closing Date Doubtful Account Allowance (the “Closing Date Current Assets”)). From the Balance Sheet Date through the Closing Date, all trade payables have and will have been incurred only in the ordinary course of business consistent with comparable prior periods. As of the Closing Date, there are will be no current payables that are more than thirty (30) days past due.
(c) Notwithstanding anything to the contrary in this Agreement, for purpose of determining Working Capital Surplus, Working Capital Deficit, Closing Date Current Assets, Closing Date Current Liabilities and Closing Date Debt, no amounts will be credited or debited to reflect deferred tax assets or deferred tax liabilities, including, without limitation, any deferred tax assets or deferred tax liabilities established to reflect any difference between the adjusted tax basis of assets and the current value of such assets. In addition, no value will be attributed for purposes of determining Working Capital Surplus, Working Capital Deficit, Closing Date Current Assets, Closing Date Current Liabilities and Closing Date Debt to any net operating loss that any Hudson Valley Group Company may have as of the Closing Date, regardless of whether such net operating loss is available to reduce tax liability for any period beginning on or after the Closing. For the avoidance of doubt, (i) any amount included in the calculation of Closing Date Current Liabilities shall not also be included in the calculation of Closing Date Debt, and vice versa, (ii) any amount included in the calculation of Cap Ex Expenditures or New Business Aggregate Net Purchase Price as to which any payment remains due by any Hudson Valley Group Company on or after the Closing Date shall be included in the calculation of Closing Date Current Liabilities, and (iii) any amount included in the calculation of Cap Ex Expenditures or New Business Aggregate Net Purchase Price as to which payment has been fully made by any Hudson Valley Group Company prior to the Closing Date (including any deposits made in connection therewith) shall be excluded from the calculation of Closing Date Current Liabilities.
3.23 Bank and Credit Card Accounts.
(a) Schedule 3.23(a) is a complete and accurate list of:
(i) the name of each bank in which each Hudson Valley Group Company has accounts or safe deposit boxes;
(ii) the name(s) in which the accounts or boxes are held;
(iii) the type of account; and
(iv) the name of each person authorized to draw thereon or have access thereto.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) Schedule 3.23(b) is a complete and accurate list of:
(i) each credit card or other charge account issued to each Hudson Valley Group Company; and
(ii) the name of each person to whom such credit cards or other charge accounts have been issued.
3.24 Compliance With Laws. Except as disclosed on Schedule 3.24, each Hudson Valley Group Company has complied, and is presently in compliance, with all Licenses and Permits, all federal, state and local laws, ordinances, codes, rules, regulations, orders, judgments, awards, decrees, consent judgments, consent orders and requirements of whatsoever nature or kind (collectively “Laws”) applicable to it, the Business or its assets or the ownership, operation or use thereof, including the Americans with Disabilities Act, the federal Occupational Safety and Health Act, and Laws relating to the employment or employment practices, unfair labor practices, wrongful discharge or discrimination, zoning, land use, the Resource Conservation Recovery Act, 42 US §6901 et seq. (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) and other Laws relating to public health, safety or protection of the environment, except where the failure to so comply would not have a material adverse effect. Except as disclosed on Schedule 3.8 or 3.24, no party has asserted that any Hudson Valley Group Company has violated, or is in violation of, any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 3.8 or 3.24:
(a) Except as permitted under applicable Laws, including the RCRA, (i) no Hudson Valley Group Company has accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material, and (ii) no Hudson Valley Group Company has accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste or radioactive waste or municipal waste, except where the failure to comply would not have a material adverse effect.
(b) During any Hudson Valley Group Company’s ownership, leasing or use of any Real Property and, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, prior to any Hudson Valley Group Company’s ownership, leasing or use of any Real Property, no Hazardous Material, other than that allowed under applicable Laws, including the RCRA, has been disposed of, or otherwise released on any Real Property.
(c) During any Hudson Valley Group Company’s ownership, leasing or use of any Real Property and, to the knowledge of any Hudson Valley Group Company or the Principal Shareholder, prior to any Hudson Valley Group Company’s ownership, leasing or use of any Real Property, no Real Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, on or emanating from any Real Property or any real property now or previously owned or leased by any Hudson Valley Group Company. There are no pending and, to any Hudson Valley Group Company’s or the Principal Shareholder’s knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of any Real Property, including petroleum contamination, pursuant to applicable Laws.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(d) Except as allowed under applicable Laws, no Hudson Valley Group Company has knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material to any site, location or facility.
(e) Schedule 3.24 includes a list and copies of: (i) all notifications to governmental entities within twenty-four (24) months prior to the Closing (collectively, “Notifications ”) that (A) are material to the operation of the Business, (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies by any Hudson Valley Group Company or the Principal Shareholder or their agents with respect to the Business; and (ii) all material notifications from such governmental agencies to any Hudson Valley Group Company, the Principal Shareholder or their agents in response to or relating to any of such Notifications. Except as set forth on Schedule 3.24(e), none of the Hudson Valley Group Companies has received any notification under Section 104(e) of CERCLA.
(f) As used in this Agreement, “Hazardous Material” means the substances (i) defined as “Hazardous Waste” in 40 CFR 261, and substances defined in any comparable state statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any applicable Laws; and (iii) any substance required to be disposed of in a manner expressly prescribed by applicable Laws.
3.25 Related Party Transactions. Schedule 3.25 is an accurate list of the accounts and notes receivable of each Hudson Valley Group Company from and advances to employees, former employees, officers, directors, any Shareholder and any Affiliate of the foregoing which have not been fully repaid. Neither the Shareholders nor any of their Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument or arrangement, or as of the Signing Date is indebted to or is owed money by any Hudson Valley Group Company that is not disclosed in the Financial Statements or on Schedule 3.25. Except as disclosed in the Financial Statements or on Schedule 3.25, neither the Shareholders nor any of their Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant or lender to or borrower from or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Hudson Valley Group Company. The representations and warranties set forth in this Section 3.25 shall be deemed to be qualified by “knowledge” in the case of the Outside Shareholders, except to the extent that any such Outside Shareholder is a party to any agreement, lease or other instrument or arrangement to which the representation and warranty relates, in which case the representations and warranties shall not be deemed to be so qualified.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.26 Underground Storage Tanks. Except as set forth on Schedule 3.26, no underground storage tanks (“USTs”) containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Laws are currently or have been located on any Real Property. Except as set forth on Schedule 3.26, to each Hudson Valley Group Company’s and the Principal Shareholder’s knowledge, no Hudson Valley Group Company has owned or leased any real property not included in the Real Property having any USTs. As to each UST identified on Schedule 3.26, the Hudson Valley Group Companies have provided to WCI on Schedule 3.26, the following to the extent known by or in the possession or control of the Hudson Valley Group Companies:
(a) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the applicable Hudson Valley Group Company currently owns or leases the property on which the UST is located (and if the applicable Hudson Valley Group Company does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);
(b) the date of installation and specific use or uses of the UST;
(c) copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for the UST;
(d) a copy of each notice to or from a governmental body or agency relating to each UST;
(e) other material records with regard to the UST, including repair records, financial assurance compliance records and records of ownership; and
(f) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including spills (including spills in connection with delivery of materials to the UST), releases from the UST and soil contamination.
Except to the extent set forth on Schedule 3.26, each Hudson Valley Group Company has complied with applicable Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on Schedule 3.26.
3.27 Powers of Attorney. No Hudson Valley Group Company has granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit any Hudson Valley Group Company in any manner.
3.28 Patents, Trademarks, Trade Names, etc. Schedule 3.28 lists all patents, trade names, domain names, fictitious business names, trademarks, service marks and copyrights owned by each Hudson Valley Group Company or that it is licensed to use (other than licenses to use commercially-available software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). To the knowledge of the Hudson Valley Group Companies and the Principal Shareholder, no patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights or designations used by any Hudson Valley Group Company in the Business infringe on, or constitute a misappropriation or violation of, any patents, trademarks, copyrights, trade secrets or any other rights of any person. Neither any Hudson Valley Group Company nor the Principal Shareholder has knowledge of any claims of third parties to the use of any such names or similar names or other intellectual property rights, or has knowledge of any basis for any such claim or claims.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

3.29 Suppliers and Customers. No Hudson Valley Group Company has been notified that (a) any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to any Hudson Valley Group Company intends to cease providing such items to any Hudson Valley Group Company or (b) any of the customers of any Hudson Valley Group Company intends to terminate, limit or reduce its business relations with any Hudson Valley Group Company. Except for deposits on Fixed Assets and except as provided on the Hudson Valley Group Companies’ balance sheet, no Hudson Valley Group Company had as of the Balance Sheet Date, nor will any Hudson Valley Group Company have as of the Closing Date, any liabilities due or to become due to suppliers, except the balances owing on the purchase of Fixed Assets for which deposits have been made, whether accrued, absolute, contingent or otherwise, including Tax liabilities.
3.30 Absence of Certain Business Practices. Neither any Hudson Valley Group Company nor the Principal Shareholder has directly or indirectly within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any Law.
3.31 Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for any Hudson Valley Group Company or any Shareholder in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Hudson Valley Group Company or any Shareholder.
3.32 No Other Representations or Warranties. Except as set forth in this Agreement, neither the Hudson Valley Group Companies nor the Shareholders are making any representations or warranties, express or implied, of any nature whatsoever.
4. REPRESENTATIONS AND WARRANTIES OF WCI
WCI represents and warrants to the Shareholders that each of the following representations and warranties is true and correct as of the Signing Date and will be true and correct as of the Closing, and agrees that such representations and warranties shall survive the Closing as provided in Section 10.6:
4.1 Existence and Good Standing. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WCI has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. WCI is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

4.2 Authorization of Agreement. WCI has full corporate right, power, and authority to enter into this Agreement, and all documents and agreements necessary to give effect to the provisions of this Agreement, and perform its obligations hereunder. The execution and delivery of this Agreement by WCI and the consummation of the transactions contemplated hereby by WCI have been, or prior to the Closing will have been, duly authorized by WCI’s Board of Directors or by the Executive Committee of WCI’s Board of Directors. This Agreement and all other agreements and documents executed in connection herewith have been or will be, as the case may be, duly authorized, executed and delivered by WCI and, subject to the due authorization, execution and delivery by the Hudson Valley Waste Holding, County Waste and the Shareholders, constitute the legal, valid and binding obligations of WCI enforceable against WCI in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
4.3 No Breach or Default. The execution and delivery by WCI of this Agreement and the consummation of the transactions contemplated hereby will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provision of any law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency or governmental authority applicable to WCI or require the approval, consent or permission of any governmental body or authority, except as required under the HSR Act; (b) violate the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of WCI, or (c) conflict with, result in a breach of, or constitute a default under any material agreement or instrument to which WCI is a party or by which it is bound.
4.4 Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI in connection with the transactions contemplated by this Agreement and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI.
Except as specifically set forth in this Agreement, WCI is not making any representations or warranties, express or implied, of any nature whatsoever.
5. COVENANTS FROM SIGNING TO CLOSING
5.1 Operations. Between the Signing Date and the Closing, each Hudson Valley Group Company will, and the Shareholders will cause each Hudson Valley Group Company to carry on the Business in the ordinary course and, without limiting the generality of the foregoing, will:
(a) not introduce any new method, or discontinue any existing method, of operation or accounting;
(b) use commercially reasonable efforts to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(c) keep in full force and effect present insurance policies or other comparable insurance coverage;
(d) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees (other than the individual(s) listed on Schedule 5.7) and maintain its relationship with suppliers, customers and others having business relations with it;
(e) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to the continuing operations of each Hudson Valley Group Company;
(f) perform its obligations under all Material Contracts and comply with the terms and conditions of all Licenses and Permits and all applicable laws, rules, regulations and consent orders;
(g) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any site assessment, Permit, License, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of the Business, whether or not such approval would expire before or after the Closing; and
(h) advise WCI promptly in writing of any breach of any representation or warranty or any covenant, or any material change in any document, Schedule, Exhibit, or other information delivered pursuant to this Agreement.
5.2 No Change. Between the Signing Date and the Closing, no Hudson Valley Group Company will, and the Shareholders will not permit any Hudson Valley Group Company to, take any action described below without the prior written consent of WCI:
(a) make any change in its Charter Documents;
(b) authorize, issue, transfer, pledge, distribute or sell any capital stock (including any of the Holding Company’s Stock), membership interest or other equity of any Hudson Valley Group Company or any rights to acquire, or instruments convertible into, any of capital stock, membership interest or other equity of any Hudson Valley Group Company, except for the distribution or transfer of the membership interests of Kerkim Holding as described in Section 1.4;
(c) except as provided in Section 1.4 with respect to the distribution of any Excluded Assets, declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;
(d) except for the Cap Ex Expenditures described in the Budget or as otherwise expressly permitted or contemplated by this Agreement, enter into any contract or commitment or incur or agree to incur any liability outside the ordinary course of business or make any single capital expenditure in the ordinary course of business in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(e) except as set forth on Schedule 3.16(a), change or promise to change the compensation payable or to become payable to any director, officer, employee or agent, or make or promise to make any bonus payment to any such person;
(f) create, assume or otherwise permit the imposition of any security interest, mortgage, pledge or other lien or encumbrance on or grant any option or right of first refusal with respect to any assets or properties whether now owned or hereafter acquired;
(g) sell, assign, lease or otherwise transfer or dispose of any property or equipment other than in the ordinary course of business;
(h) purchase or acquire or agree to purchase or acquire business, assets, capital stock or other equity of any firm, corporation or entity without the prior written approval of WCI; provided, however, that, in the case of any Pre-Closing Acquisition, such approval shall not be unreasonably withheld, conditioned or delayed;
(i) waive any rights or claims of third parties that would have a material adverse effect;
(j) amend, terminate or enter into any material agreement or any site assessment, permit, license or other right;
(k) enter into any other transaction outside the ordinary course of any Hudson Valley Group Company’s Business or prohibited hereunder.
5.3 Obtain Consents. Within two (2) business days after the Signing Date, each of WCI, the Hudson Valley Group Companies and the Shareholders shall (a) make or cause to be made all filings that are required for it to consummate the purchase and sale of the Holding Company’s Stock in accordance with the terms of this Agreement; and (b) use commercially reasonable efforts to obtain, or cause to be obtained, all Required Governmental Consents and third party consents listed in Schedule 5.3.
5.4 Confidential Information. Until the Closing is completed in accordance with the terms hereof, WCI will cause all information obtained from the Shareholders and the Hudson Valley Group Companies in connection with the negotiation and performance of this Agreement to be treated as confidential (except such information which is in the public domain or which WCI may be required to disclose under applicable Law (including applicable securities laws) or pursuant to (i) the rules or regulations of the New York Stock Exchange, or in connection with any HSR Act filing, (ii) any governmental agency, or (iii) any court or regulatory agency order) and will not use, and will not knowingly permit others to use, any such confidential information in a manner detrimental to the Hudson Valley Group Companies or the Shareholders. The Hudson Valley Group Companies will not, and the Shareholders will not and will cause the Hudson Valley Group Companies not to, disclose to any third persons other than their accountants, bankers or counsel any of the terms or provisions of this Agreement (except as required by Law or in connection with the HSR Act filing) prior to or after the Closing without the prior written consent of WCI.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

5.5 Acquisition Transactions. From the Signing Date to the earlier of the Closing and the Termination Date, neither any Hudson Valley Group Company nor any Shareholder shall initiate, solicit, negotiate, encourage or provide information to facilitate, and neither any Hudson Valley Group Company nor any Shareholder shall cause or knowingly permit any officer, director or employee of any Hudson Valley Group Company, or any counsel, accountant, investment banker, financial advisor or other agent retained by it or them to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of the Business or properties of any Hudson Valley Group Company or any capital stock (including the Holding Company’s Stock) or membership interests of any Hudson Valley Group Company, whether by merger, purchase of assets or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”). The Hudson Valley Group Companies and the Shareholders shall immediately notify WCI after receipt of any proposal for an Acquisition Transaction, indication of interest or request for information from a third party relating to any Hudson Valley Group Company in connection with an Acquisition Transaction or for access to the properties, books or records of any Hudson Valley Group Company by any person or entity that indicates to any Hudson Valley Group Company that such third-party is considering making, or has made, a proposal for an Acquisition Transaction. Such notice to WCI shall be made orally and in writing.
5.6 Schedules.
(a) Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed. Nothing in any Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.
(b) The Schedules shall be accurate and complete when delivered on or prior to the Signing Date. From time to time after the Signing Date, but not more than two (2) business days prior to the Closing Date, the Hudson Valley Group Companies and the Shareholders’ Representatives shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules as provided herein (the “Supplemental Material”). If the Supplemental Material disclose facts that, absent such disclosure, would constitute a material breach of either any Hudson Valley Group Company’s or any Shareholder’s representations or warranties, WCI shall within two (2) business days of receipt of such Supplemental Material notify the Shareholders’ Representatives thereof, and the Hudson Valley Group Companies or the Shareholders, as applicable, shall have two (2) business days to cure any such breach, and if not cured within such two (2) business-day period and such breach has or reasonably may be expected to have a material adverse effect, WCI may terminate this Agreement by delivering a termination notice to the Shareholders’ Representatives pursuant to Section 2.2(b) within five (5) days after expiration of the two (2) business-day cure period. If the Agreement shall not have been terminated by WCI during such period, WCI shall have waived the right to terminate the Agreement based on such Supplemental Material, and, subject to Section 10.4(b), such Supplemental Material, if true and correct, shall be deemed to qualify the representation or warranty contained in Section 3 as required hereunder in a timely manner for all purposes under this Agreement, and no claim for any such breach may be made by WCI.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

5.7 Termination of Certain Employees. On or before the Closing Date, the Hudson Valley Group Companies shall have terminated the individual(s) listed on Schedule 5.7, Jeff Earl and Dan Lombardi, and the Shareholders shall be solely liable for any compensation, severance or other amount due and payable by any Hudson Valley Group Company to such individual(s) of whatsoever nature or kind.
6. CONDITIONS PRECEDENT TO OBLIGATION OF WCI TO CLOSE
The obligations of WCI under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by WCI:
6.1 Representations and Warranties. All representations and warranties of the Hudson Valley Group Companies and the Shareholders contained in this Agreement shall be true, correct and complete on and as of the date when made, shall be deemed to be made again at the Closing, and shall then be true and correct as of the Closing, except where the failure to be so true and correct would not have a material adverse effect on the Hudson Valley Group Companies and the Business taken as a whole or the ability to consummate the transactions contemplated hereby; provided, however, (a) if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects after giving effect to such qualification and (b) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date.
6.2 Conditions. The Hudson Valley Group Companies and the Shareholders shall have performed, satisfied and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them before the Closing.
6.3 Certificates. The President of each of Hudson Valley Waste Holding and County Waste shall have delivered to WCI a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to WCI, certifying to the fulfillment of the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.11, and the Shareholders shall have delivered to WCI a certificate dated as of the Closing Date, in form and substance reasonably satisfactory to WCI, certifying to the fulfillment of the conditions set forth in Section 6.1, 6.2, 6.4 and 6.11 applicable to the Shareholders.
6.4 No Litigation. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

6.5 Other Deliveries. The Shareholders shall have delivered the items which they are required to deliver under Section 8 of this Agreement.
6.6 Governmental and Third Party Consents. All Required Governmental Consents and consents of third parties with respect to each of the contracts listed on Schedule 3.5 shall have been received by the applicable Hudson Valley Group Company, in each case in form and substance satisfactory to WCI.
6.7 Receipt of Payoff Letters. All financial institutions or other lenders that have security interests in assets of any Hudson Valley Group Company, and each of Jerry S. Cifor, the CFO and Alfred Eldridge (in respect of their letter agreements with the Principal Shareholder), shall have delivered payoff letters to WCI in form and substance satisfactory to WCI.
6.8 Title Insurance. Chicago Title Company (the “Title Company”) shall be irrevocably committed to issue, subject to standard conditions, at Closing an ALTA Owner’s Policy of title insurance for each parcel of Owned Property, insuring fee simple title to such Owned Property in the applicable Hudson Valley Group Company, subject only to current real property taxes and assessments, standard printed conditions and exceptions, and all utility and access easements and matters listed in Schedule 3.13 that do not adversely affect the operation of the Business and such title exceptions as shall have been accepted in writing by WCI prior to the Closing Date, containing such endorsements as WCI may reasonably require.
6.9 HSR Waiting Period. The waiting period applicable to the consummation of this transaction under the HSR Act shall have expired or been terminated.
6.10 Certificates of Good Standing. Shareholders shall have delivered to WCI a good standing certificate, any applicable Tax clearance certificate or any other applicable certificate, dated within five (5) business days of the Closing Date, evidencing that each Hudson Valley Group Company is in good standing and is current in the payment of any Taxes due in the jurisdiction of its incorporation or formation and in each jurisdiction in which each Hudson Valley Group Company is qualified to do business as a foreign corporation or limited liability company.
6.11 Distribution of Excluded Assets. The distribution of the Excluded Assets, including the membership interests of Kerkim Holding held by County Waste or any other Hudson Valley Group Company, shall have been distributed to the Shareholders or other persons as set forth in Section 1.4.
7. CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDERS TO CLOSE
The obligations of the Shareholders under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by the Shareholders:
7.1 Representations and Warranties. All representations and warranties of WCI contained in this Agreement shall be true, correct and complete on and as of the date when made, shall be deemed to be made again at the Closing, and shall then be true and correct as of the Closing, except where the failure to be so true and correct would not have a material adverse effect on WCI taken as a whole or the consummation of the transactions contemplated hereby; provided, however, (a) if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects after giving effect to such qualification and (b) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

7.2 Conditions. WCI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it before the Closing.
7.3 Certificate. WCI shall have delivered to the Shareholders a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to the Shareholders, certifying to the fulfillment of the conditions set forth in Sections 7.1, 7.2 and 7.4.
7.4 No Litigation. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.
7.5 Other Deliveries. WCI shall have delivered the items that it is required to deliver under Section 8 of this Agreement.
7.6 HSR Waiting Period. The waiting period applicable to the consummation of this transaction under the HSR Act shall have expired or been terminated.
8. CLOSING DELIVERIES
At the Closing, the respective parties shall make the deliveries indicated below:
8.1 WCI Deliveries.
(a) WCI shall pay the Purchase Price payable to the Shareholders at the Closing pursuant to Section 1.2(b).
(b) WCI shall execute and deliver to Hudson Valley Waste Holding and the Shareholders the certificate described in Section 7.3.
8.2 Shareholder Deliveries.
(a) The Shareholders shall deliver to WCI the certificates representing the Holding Company’s Stock free and clear of all liens, security interests, encumbrances, restrictions, pledges and claims, accompanied by a stock power duly executed in blank by each Shareholder.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(b) The Shareholders shall deliver to WCI an opinion of counsel for the Shareholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.
(c) The applicable Hudson Valley Group Companies shall deliver evidence reasonably satisfactory to WCI that all consents necessary to satisfy the conditions described in Section 6.6 have been obtained.
(d) The Hudson Valley Group Companies and the Shareholders shall execute and deliver to WCI the certificates described in Section 6.3.
(e) The Hudson Valley Group Companies shall deliver to WCI evidence satisfactory to WCI showing that all written and oral employment contracts other than those that are terminable “at will” without payment of severance (other than normal severance benefits approved by WCI) or other benefits (including stock options or other rights to obtain equity in any Hudson Valley Group Company) with non-union employees of any Hudson Valley Group Company have been terminated, effective as of the Closing; provided, however, that the Employment Agreements between County Waste and each of Alfred Eldridge (as amended by that certain Amendment to Employment Agreement dated March 23, 2011) and Ernest Palmer shall not be terminated on or prior to the Closing Date.
(f) Each officer, director and/or manager of each Hudson Valley Group Company shall deliver a resignation as an officer, director and/or manager thereof.
(g) Hudson Valley Waste Holding shall have delivered a certificate that the Holding Company’s Stock is not a U.S. real property interest substantially in the form of Exhibit E.
(h) The Shareholders shall deliver a copy of the resolutions of the Board of Directors of each of Hudson Valley Waste Holding and County Waste and the Shareholders (along with a spousal consent for any married Shareholder) approving this Agreement and the transactions described herein, certified by the Secretary or Manager of each Hudson Valley Group Company.
(i) The Shareholders’ Representatives shall have executed and delivered to WCI a closing statement reflecting the names, addresses and wiring instructions for each Shareholder, the number and percentage of Holding Company’s Stock held by each Shareholder, and the portion of the Purchase Price payable to each Shareholder (the “Closing Statement”).
(j) Prior to the Closing (or promptly thereafter to the extent not capable of being performed prior to the Closing), the Shareholders, the Hudson Valley Group Companies and WCI shall each deliver or cause to be delivered at such times and places as shall be reasonably requested such additional instruments as WCI or the Shareholders may reasonably request for the purpose of carrying out this Agreement, including, with respect to the Hudson Valley Group Companies and the Shareholders, any affidavits or other documents required by Title Company in order for WCI to obtain title insurance policies confirming good and marketable title to each property owned or being purchased by any Hudson Valley Group Company as of Closing. The Shareholders will cooperate with WCI and/or the Hudson Valley Group Companies after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. Notwithstanding the foregoing, nothing herein shall be deemed to require the Shareholders to provide any indemnification to the Title Company that expands the Shareholders’ indemnification obligations set forth in Article 10.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

9. ADDITIONAL COVENANTS OF WCI, THE HUDSON VALLEY GROUP COMPANIES AND THE SHAREHOLDERS
9.1 Agreement to Cooperate.
(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement; provided, however, that in using its reasonable efforts WCI shall not be required to take any action or to agree to any condition, including any condition imposed by any government authority with respect to the transfer of any License or Permit or obtaining any Required Governmental Consent, that, in WCI’s judgment, imposes a materially adverse financial burden or operating condition on WCI.
(b) In the event any litigation is commenced between the Signing Date and the Closing Date against any Hudson Valley Group Company by any person or entity relating to the transactions contemplated by this Agreement, WCI shall have the right, at its own expense, to participate therein, and no Hudson Valley Group Company will settle any such litigation without the consent of WCI, which consent will not be unreasonably withheld.
9.2 Confidentiality. Neither the Hudson Valley Group Companies nor the Shareholders shall disclose or make any public announcement of the transactions contemplated by this Agreement without the prior written consent of WCI, unless required to make such disclosure or announcement by Law or in connection with any HSR Act filing, in which event the party making the disclosure or announcement shall provide written notice to WCI at least twenty-four (24) hours before such disclosure or announcement is expected to be made.
9.3 Broker’s and Finder’s Fees. Each of the Shareholders shall pay or cause to be paid and be responsible for any broker’s, finder’s or financial advisory fee incurred by the Hudson Valley Group Companies and/or the Shareholders in connection with the transactions contemplated by this Agreement.
9.4 Taxes. WCI shall reasonably cooperate with the Shareholders, at the Shareholders’ expense, with respect to any matters involving the Shareholders arising out of the Shareholders’ ownership of Hudson Valley Waste Holding prior to the Closing, including matters relating to Tax returns and any Tax audits, appeals, claims or litigation with respect to such Tax returns or the preparation of such Tax returns for any Hudson Valley Group Company. In connection therewith, WCI shall make available to the Shareholders such files, documents, books and records of the Hudson Valley Group Companies for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

9.5 Tax Returns.
(a) As soon as reasonably practicable after the Closing, the Shareholders shall prepare, at their sole cost and expense, all short year federal, state, county, local and foreign tax returns for each Hudson Valley Group Company for the period beginning with the first day of each such company’s fiscal year in which the Closing occurs and ending on the Closing Date. Such return shall (a) be prepared consistent with past practice by Williams & Lombardi CPA (or, if unavailable, another tax or accounting firm reasonably acceptable to WCI); (b) not, without WCI’s prior written consent, contain any elections that would have an adverse effect on the financial condition or tax position of any Hudson Valley Group Company after the Closing Date; (c) compute any penalties and interest due with the return; and (d) be delivered to WCI together with all necessary supporting schedules within ninety (90) days following the Closing Date (or at least sixty (60) days prior to the date on which such return is required to be filed, if earlier) for WCI’s approval prior to its filing (but such approval shall not relieve the Shareholders of their responsibility for the Taxes assessed under these returns). The Shareholders shall be responsible for the execution of the returns and payment of all Taxes, pro rata in accordance with Schedule 3.2,shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Closing Date, except to the extent included in the calculation of Closing Date Current Liabilities. At the time of the filing of the returns, the Shareholders shall contemporaneously deliver to WCI an executed copy of all final tax returns along with copies of payments submitted with those returns.
(b) WCI shall prepare or cause to be prepared and file all Tax Returns with respect to each Hudson Valley Group Company for all taxable periods that begin before and end after the Closing Date (the “Straddle Periods”). The Shareholders shall pay or cause to be paid all Taxes of each Hudson Valley Group Company that are allocable to the pre-Closing portion of Straddle Periods, pro rata in accordance with Schedule 3.2, except to the extent included in the calculation of Closing Date Current Liabilities. With respect to a Straddle Period, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of each Hudson Valley Group Company. In any case where applicable law does not permit any Hudson Valley Group Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the pre-Closing portion of a Straddle Period shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the period up to the Closing Date, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the period up to the Closing Date, as if such period were a taxable period.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

9.6 General Release by Shareholders. Each Shareholder (and, if applicable, such Shareholder in his, her or its capacity as an officer, director and/or manager of any Hudson Valley Group Company) hereby fully releases and discharges each Hudson Valley Group Company and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever (including any right any Shareholder has to indemnification by any Hudson Valley Group Company), which such Shareholder (and, if applicable, such Shareholder in his, her or its capacity as an officer, director and/or manager of any Hudson Valley Group Company) now has against any Hudson Valley Group Company and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except to the extent such indemnification rights, claims and actions are covered by a “tail” insurance policy in favor of the Shareholders and directors which is in effect on the Closing Date and which remains in effect thereafter. Specifically, but not by way of limitation, each Shareholder (and, if applicable, such Shareholder in his, her or its capacity as an officer, director and/or manager of any Hudson Valley Group Company) waives any right of indemnification, contribution or other recourse against any Hudson Valley Group Company which he now has or may hereafter have against any Hudson Valley Group Company with respect to representations, warranties or covenants made in this Agreement by any Hudson Valley Group Company, except to the extent such indemnification rights, claims and actions are covered by a “tail” insurance policy in favor of the Shareholders and directors which is in effect on the Closing Date and which is remains in effect thereafter.
9.7 Shareholders’ Representatives.
(a) In order to administer efficiently the rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint the Principal Shareholder and Michael Castellarin, acting together, as the Shareholders’ Representatives (the “Shareholders’ Representatives”) to serve as the Shareholders’ agent and attorney-in-fact for the limited purposes set forth in this Agreement.
(b) Each of the Shareholders hereby appoints the Shareholders’ Representatives as such Shareholder’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority on such Shareholder’s behalf (i) to consummate the transactions contemplated by this Agreement; (ii) to disburse any funds received hereunder to the Shareholders; (iii) to execute and deliver on behalf of each Shareholder any amendment of or waiver under this Agreement, and to agree to resolution of all Claims hereunder; (iv) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders’ Representatives of this Agreement including all actions taken on behalf of the Shareholders as Indemnifying Party pursuant to Section 10.5; and (v) to do each and every act and exercise any and all rights which such Shareholder or Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representatives and shall survive the death, bankruptcy or other incapacity of any Shareholder.
(c) Each of the Shareholders hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Shareholders to enforce the rights of the Shareholders under this Agreement, and any action taken with respect to any Claim (including any action taken to object to, defend, compromise or agree to the payment of such Claim), shall be effective if approved in writing by the Shareholders’ Representatives, and that each and every action so taken shall be binding and conclusive on every Shareholder, whether or not such Shareholder had notice of, or approved, such amendment or waiver.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(d) The Principal Shareholder and Michael Castellarin shall serve jointly as the Shareholders’ Representatives until such individual either resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders’ Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select, by the vote of the holders of a majority of the Holding Company’s Stock immediately prior to the Closing, a successor representative to fill such vacancy, shall provide prompt written notice to WCI of such change and such substituted representative, together with any existing representative, shall then be deemed to be a Shareholders’ Representative for all purposes of this Agreement.
10. INDEMNIFICATION
10.1 Indemnity by the Principal Shareholder. The Principal Shareholder, subject to the limitations set forth in Section 10.4, covenants and agrees that he will indemnify and hold harmless WCI and its Affiliates, each Hudson Valley Group Company, and their respective directors, officers, agents, successors and assigns (individually a “WCI Indemnitee” and collectively the “WCI Indemnitees”), from and after the Signing Date, against any and all losses, damages (including exemplary damages), assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs and expenses (including specifically, reasonable attorneys’ fees, court costs, witness fees and expenses of investigation) (collectively, “Damages”), suffered or incurred by any WCI Indemnitee arising from, in connection with or related to any of the events, matters or contingencies set forth below or in Section 10.2 (each, a “WCI Indemnity Event”, and collectively, the “WCI Indemnity Events”):
(a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of any Shareholder or any Hudson Valley Group Company pursuant to the terms of this Agreement or any Exhibit or Schedule attached hereto.
(b) Any Environmental Site Losses at any Environmental Site (as hereinafter defined). “Environmental Site Losses” shall mean any and all Damages and expenditures (including expenses in connection with site evaluations, risk assessments and feasibility studies), arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Environmental Site, including (i) any actual or alleged violation of any law or regulation respecting the protection of the environment, including RCRA and CERCLA and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any Hazardous Material existing, on or prior to the Closing, at any Environmental Site, whether or not any Release resulting from any such Hazardous Material Release is into the air, water (including groundwater) or land. “Environmental Site” shall mean any Facility, UST and other waste storage, processing, treatment or disposal facility, and any other business site or other real property owned, leased, controlled, operated or used by any Hudson Valley Group Company or by any predecessor thereof prior to the Closing. The term “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment. Notwithstanding anything in this Section to the contrary, a Release composed solely of Hazardous Material contained in household waste lawfully disposed of in a landfill during the time any Hudson Valley Group Company owned and/or operated such landfill does not constitute an Environmental Site Loss.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(c) Any actions, suits, arbitrations, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.
10.2 Indemnity by All Shareholders. Without limiting the generality of Section 10.1 as it applies to the Principal Shareholder, the Outside Shareholders, severally but not jointly (nor jointly and severally), and the Principal Shareholder, jointly and severally with the Outside Shareholders, all as is more fully set forth in Section 10.4 below, and subject to the limitations set forth in Section 10.4, covenant and agree that they will indemnify and hold harmless each WCI Indemnitee, from and after the Signing Date, against any and all Damages suffered or incurred by any WCI Indemnitee arising from, in connection with or related to any WCI Indemnity Event set forth below (collectively, the “Absolute Obligations”):
(a) Any misrepresentation or breach of any representation or warranty set forth in Section 3.1, 3.2, 3.3, 3.6, 3.16(d), 3.17(a)(iii)-(xv), 3.17(c), 3.18, 3.22, 3.25 or 3.31 (each, an “Absolute Representation”, and collectively, the “Absolute Representations”), or any breach or nonperformance of any covenant in Section 9.3, 9.5 or 11.1; provided, however, that, in the case of Clairvest only, Section 11.1 shall not apply or be deemed an Absolute Obligation.
(b) Any Taxes incurred by any Hudson Valley Group Company for periods prior to or ending on the Closing Date to the extent such Taxes exceed the reserve therefor included in Closing Date Current Liabilities, reduced by any amounts paid by WCI pursuant to Section 1.2(d)(ix).
(c) Any Closing Date Debt or any claim by any person for brokerage or finders’ fees or commissions or similar payments based on any agreement or understanding alleged to have been made by any such person with any Hudson Valley Group Company any Shareholders in connection with any of the transactions contemplated by this Agreement.
(d) Any liability based on, attributable to or resulting from the Excluded Assets or Excluded Liabilities, whether arising prior to, on or after Closing.
(e) Any actions, suits, arbitrations, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.
10.3 Indemnity by WCI. Subject to the limitations set forth in Section 10.4, WCI covenants and agrees that it will indemnify and hold harmless the Shareholders and their respective Affiliates, directors, officers, agents, successors and assigns (individually a “Shareholder Indemnitee” and collectively the “Shareholder Indemnitees”), from and after the date of this Agreement, against any and all Damages suffered or incurred by any Shareholder Indemnitee arising from, in connection with or related to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of WCI pursuant to the terms of this Agreement or any Exhibit or Schedule attached hereto (each, a “Shareholder Indemnity Event”, and collectively, the “Shareholder Indemnity Events”).
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

10.4 Limitations on the Parties’ Indemnification Obligations.
(a) The obligation of the Principal Shareholder to indemnify the WCI Indemnitees for Damages as provided in Section 10.1 shall only apply after the aggregate amount of such obligations exceeds One Million Four Hundred Thousand Dollars ($1,400,000) (the “General Deductible Amount”), and then only for the amount by which such Damages exceed the General Deductible Amount. The Principal Shareholder shall have no obligation to make any payment for Damages as provided in Section 10.1 for any single claim unless the amount of the Damages with respect to such claim is at least Fifty Thousand Dollars ($50,000) (the “Minimum Claim Amount”). Notwithstanding any provision of this Agreement to the contrary, neither the General Deductible Amount nor the Minimum Claim Amount shall apply to any indemnification obligations on account of Misconduct or any breach or nonperformance of any Absolute Obligations.
(b) Notwithstanding any disclosure contained in the Disclosure Schedule to qualify any representation or warranty related to any Absolute Obligation, BUT SUBJECT TO SECTION 10.11 (NO DOUBLE RECOVERY), any Damages related to, arising from or in connection with the subject matter so disclosed shall be subject to indemnification pursuant to this Article 10 as if the disclosure had not been made. By way of illustration but not limitation, if a disclosure is made that a Hudson Valley Group Company is delinquent in the payment of any Taxes arising with respect to a pre-Closing period, the Shareholders shall be liable (ON TERMS, AND SUBJECT TO THE CONDITIONS, SET FORTH IN THIS AGREEMENT) for such Taxes notwithstanding the disclosure that was made. In the event that a representation contained in this Agreement is breached and such representation is qualified by words or phrases such as “material,” “material adverse effect,” “materially,” “immaterial,” “immaterially,” “nonmaterial,” “substantially,” or words of similar import, such qualifiers shall be disregarded for purposes of calculating the amount of any obligation of indemnity arising pursuant to this Article 10. Absent Misconduct and except with respect to Damages arising from, in connection with or related to the breach of any of the Absolute Obligations, the maximum amount that the WCI Indemnitees can recover as a result of one or more WCI Indemnity Events pursuant to the provisions hereof for Damages or Claims shall not in the aggregate exceed Twenty Million Dollars ($20,000,000) (the “General Indemnity Cap”). Absent Misconduct, with respect to Damages based on, arising from or related to the breach or nonperformance of any of the Absolute Obligations or the breach or nonperformance by WCI of its representations, warranties, covenants or agreements hereunder, the maximum amount that any of the Indemnitees can recover shall not in the aggregate exceed Thirty-Five Million Dollars ($35,000,000) (the “Absolute Indemnity Cap”), it being acknowledged and agreed that, in the case of the liability of the Outside Shareholders, such recovery for Damages shall be allocated among all of the Shareholders pro rata in accordance with Schedule 3.2 or as otherwise instructed in writing by the Shareholders’ Representatives and (i) the Outside Shareholders shall only be liable to WCI or any Indemnitee for their respective pro rata shares of Damages as aforesaid, and (ii) the maximum aggregate liability of the Outside Shareholders to make payment for Damages shall not exceed their respective pro rata shares of the Absolute Indemnity Cap. For the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, the Principal Shareholder shall be liable for, and each WCI Indemnitee may recover against the Principal Shareholder for, the entire amount of Damages subject to indemnification hereunder, subject to the General Liability Cap or the Absolute Indemnity Cap, if and as applicable. For the purposes of this Section 10, “Misconduct” shall mean fraud, fraudulent inducement, misappropriation or intentional misrepresentation or concealment.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

10.5 Notice of Indemnity Claim.
(a) In the event that any claim (“Claim”) is hereafter asserted against or arises with respect to, as applicable, any WCI Indemnitee or Shareholder Indemnitee (each, an “Indemnitee”) as to which an Indemnitee may be entitled to indemnification hereunder, the Indemnitee shall notify (i) the Shareholders’ Representatives, if the Indemnitee is a WCI Indemnitee, or (ii) WCI, if the Indemnitee is a Shareholder Indemnitee (each, an “Indemnifying Party”), in writing thereof (the “Claims Notice”) within sixty (60) days after (i) receipt of written notice of commencement of any third party litigation against the Indemnitee (a “Third Party Claim”); (ii) receipt by the Indemnitee of written notice of any Third Party Claim pursuant to an invoice, notice of claim or assessment against the Indemnitee; or (iii) the Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee. The failure to timely deliver a Claims Notice pursuant to this Section 10.5(a) or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with the terms hereof shall not relieve the Indemnifying Party from the obligation to indemnify hereunder, subject to the limitations set forth in Section 10.4, except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.
(b) The Indemnifying Party shall have the right to assume the defense of any Third Party Claim with the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee) if the Indemnifying Party provides written notice of its election to assume such defense within thirty (30) days after the Indemnifying Party has received a Claims Notice with respect to such Third Party Claim and such Third Party Claim is solely for money damages and the cumulative total of all Claims (including such Claim) does not exceed the Indemnity Cap at the time the Claim is made; provided, however, the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently in order to preserve the Indemnifying Party’s rights and rights of the Indemnitee. The Indemnitee may participate, at the Indemnitee’s own expense, in the defense of any Claim assumed by the Indemnifying Party.
(c) If, within thirty (30) days of the Indemnifying Party’s receipt of a Claims Notice, the Indemnifying Party shall not have elected to defend the Third Party Claim or if the Indemnifying Party fails to diligently defend the Third Party Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Third Party Claim subject to Section 10.5(f), and the costs and expenses of such defense, including reasonable attorneys’ fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty (30) days after demand therefor, reimburse the Indemnitee for the costs of defending the Third Party Claim, including reasonable attorneys’ fees and expenses.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

(d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 10.5 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.
(e) If the Indemnified Person undertakes the investigation and defense of a Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).
(f) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnitee with respect to such Third Party Claim, and (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnitee or impose any restrictions on the operation of the business of the Indemnitee or Affiliates of the Indemnitee. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 10.5(b) above, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed by the Indemnifying Party).
(g) In the event both the Indemnitee and the Indemnifying Party are named as defendants in a Third Party Claim, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.
(h) A Claims Notice delivered to the Shareholders’ Representative shall be deemed delivered to each Shareholder, and actions required to be taken by any Shareholder in its, his or her capacity as an Indemnifying Party shall be taken by the Shareholders’ Representatives on behalf of the Indemnifying Party.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

10.6 Survival of Representations and Warranties and Indemnification Obligations. The representations and warranties set forth in Articles 3 and 4 shall survive the Closing; provided, however, that the indemnity and other obligations of the Principal Shareholder arising under Section 10.1 shall survive the Closing for a period of twelve (12) months and thereupon shall terminate, unless a Claims Notice shall have been delivered with respect thereto within such period; and provided, further, that (a) the indemnity and other obligations of all the Shareholders arising in connection with any Misconduct or breach or nonperformance of any Absolute Obligations under Section 10.2 or any of their respective post-termination or post-Closing covenants, and (b) the indemnity and other obligations of WCI arising in connection with any Misconduct or breach or nonperformance of any of its representations or warranties or post-termination or post-Closing covenants shall survive the Closing for the period of the applicable statute of limitations, unless in each such case a Claims Notice shall have been delivered with respect thereto within such period. For the avoidance of doubt, no obligation of an Indemnifying Party to indemnify and hold harmless an Indemnitee hereunder shall terminate with respect to any matter as to which the Indemnitee shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnitee.
10.7 No Exhaustion of Remedies or Subrogation. Subject to the terms of Section 10.4, each Shareholder waives any right to require any Indemnitee to (a) proceed against any Hudson Valley Group Company or any Shareholder; (b) proceed against any other person; or (c) pursue any other remedy whatsoever in the power of any Indemnitee.
10.8 Exclusion of Other Remedies. Except in the case of Misconduct or as otherwise set forth in Section 12.15, the rights to indemnification set forth in this Article 10 constitute the only remedy of the Indemnitees for any breach or nonperformance by any Indemnifying Party of its representations, warranties, covenants or agreements under this Agreement. The parties may exercise their rights of termination in Section 2.
10.9 No Waiver. Nothing in this Agreement in any was restricts or limits the right of any Indemnifying Party to claim Damages for the failure of any Indemnitee to comply with any general obligation at Law of any Person to mitigate any loss which it may suffer or incur by reason of the breach by any Party of any representation, warranty, covenant or obligation of such Party under this Agreement.
10.10 Adjustment to Purchase Price. Any indemnification payment made by an Indemnifying Party under this Article 10 is a dollar-for-dollar decrease in the Purchase Price.
10.11 No Double Recovery. Notwithstanding any provision of this Agreement to the contrary, no Indemnitee shall be entitled to double recovery for any claims even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement. No Shareholder shall have any liability or obligation with respect to any claim for indemnification to the extent that such matter was reflected as an adjustment to the Purchase Price in Section 1.2.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

10.12 Liability of Shareholders. Notwithstanding any provision in this Agreement to the contrary, for the purposes of this Agreement, (i) in any provision which purports to make the Outside Shareholders jointly liable to make any payment, whether on account of taxes, brokers fees, expenses or otherwise (including Section 5.7, Section 9.3, Section 9.5 and Section 12.7), the liability of the Outside Shareholders shall be pro rata among all of the Shareholders in accordance with Schedule 3.2, (ii) no Outside Shareholder shall be liable to WCI or any Indemnitee for a breach of covenant by any Shareholder other than itself, (iii) no Outside Shareholder shall be liable to WCI or any Indemnitee for any breach of representation or warranty other than an Absolute Representation as provided in Section 10.2, and (iv) the Principal Shareholder shall be jointly and severally liable to the WCI Indemnitees for any Damages subject to indemnification pursuant to this Article 10, and any WCI Indemnitee may recover from the Principal Shareholder, and the Principal Shareholder shall pay to the WCI Indemnitees, the entire amount of Damages arising from, in connection with or related to any WCI Indemnitee Event subject to indemnification pursuant to this Article 10 (even if such Damages exceed the Principal Shareholder’s pro rata portion of such Damages), and, with respect to any WCI Indemnity Event set forth in Section 10.2, the Principal Shareholder may seek reimbursement from the Other Shareholders pro rata in accordance with Schedule 3.2.
11. OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND WCI
11.1 Restrictive Covenants. Each Hudson Valley Group Company, each Shareholder (other than Clairvest and its Affiliates) and their respective Affiliates acknowledge that (a) WCI, as the purchaser of the Holding Company’s Stock, is and will be engaged in the same business as the Business; (b) the Shareholders and their Affiliates are intimately familiar with the Business; (c) the Business is currently conducted in the State of New York and WCI intends to continue the Business in New York and intends, by acquisition or otherwise, to expand the Business into other geographic areas where it is not presently conducted; (d) the Shareholders and their Affiliates have had access to trade secrets of and confidential information concerning the Business; (e) the agreements and covenants contained in this Section 11.1 are essential to protect the Business and the goodwill being acquired; and (f) the Shareholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business competitive with or similar to the Business and the provisions of this Section 11 will not impair such ability. Each Shareholder covenants and agrees as follows:
(a) Non-Compete. During the Restricted Period, the Shareholders (other than Clairvest and its Affiliates) and their Affiliates shall not, anywhere within a fifty (50) mile radius of any county listed on Exhibit A, directly or indirectly, acting individually or as the owner, shareholder, partner, member or employee of any entity other than WCI or one of its subsidiaries, directly or indirectly, (A) engage in or own or operate a business competitive with or similar to the Business, including the operation of a solid waste collection, transportation, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill competitive with or similar to the Business; (B) whether or not for compensation, enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business competitive with or similar to the Business; (C) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in activities competitive with or similar to the Business; or (D) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender; provided, however, that any such Shareholder or an Affiliate may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that such Shareholder or such Affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that any such Shareholder or such Affiliates does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

For purposes of this Agreement, the term “Restricted Period” shall mean, in the case of all the Shareholders (other than Clairvest and its Affiliates), the period beginning as of the Signing Date and ending five (5) years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the Signing Date and ending four (4) years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the Signing Date and ending three (3) years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the Signing Date and ending two (2) years thereafter provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the Signing Date and ending one (1) year thereafter, or such other period as the court shall determine to be reasonable. The Restricted Period shall be extended by the number of days in any period in which any Shareholder or an Affiliate of any Shareholder is determined by a court of competent jurisdiction to be in default or breach of this Section 11.1.
(b) Confidential Information. Each Shareholder and each of their respective Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business (“Confidential Information”), including know-how, trade secrets, customer lists, vehicle routing, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by any Shareholder or an Affiliate or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business. Notwithstanding the foregoing, the Shareholders and their Affiliates may disclose and discuss confidential information in connection with any legal proceeding and shall provide WCI prior written notice of such disclosure at least forty-eight (48) hours before such disclosure is made, if possible.
(c) Non-Solicitation. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, neither the Shareholders (other than Clairvest) nor any of their Affiliate shall solicit any employees of any Hudson Valley Group Company or its Affiliates to leave the employ of any Hudson Valley Group Company or its Affiliates and join any Shareholder or any of their Affiliates in any business endeavor owned or pursued by any Shareholder, nor shall any Shareholder (other than Clairvest) hire any employee of any Hudson Valley Group Company, WCI or any of WCI’s Affiliates within ninety (90) days after such employee’s employment with any Hudson Valley Group Company, WCI or one of WCI’s Affiliates terminates for any reason.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

11.2 Rights and Remedies On Breach. If any Shareholder or Affiliate of the Shareholder breaches, or threatens to commit a breach of, any of the provisions of Section 11.1 (the “Restrictive Covenants”), WCI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCI at law or in equity:
(a) Specific Performance. Each Shareholder (other than Clairvest and its Affiliates, except in the case of a breach of Section 11.1(b)) agrees that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and that money damages would not provide an adequate remedy to WCI. Accordingly, in addition to any other rights or remedies, WCI shall be entitled to exercise the remedies set forth in Section 12.15 and 12.16.
(b) Accounting. The right and remedy to require each Shareholder to account for and pay over to WCI all compensation, profits, monies, accruals, increments or other benefits derived or received by a Shareholder as the result of any transactions constituting a breach of the Restrictive Covenants.
(c) Severability of Covenants. Each Shareholder (other than Clairvest and its Affiliates) acknowledges and agrees that the Restrictive Covenants are reasonable and valid in prohibited business activity and geographical and temporal scope and in all other respects. If the business activities, period of time or geographical area covered by the Restrictive Covenants should be deemed too extensive, then the parties intend that the Restrictive Covenants be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under applicable law.
(d) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the scope of the business activities covered, the duration or the geographic area, such court shall reduce the scope duration or area of such provision, as the case may be, to the minimum extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.
(e) Enforceability in Jurisdiction. WCI and the Shareholders (other than Clairvest) intend to and hereby confer jurisdiction to enforce the Restrictive Covenants on the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect WCI’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

12. GENERAL
12.1 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, the successors or permitted assigns of WCI and the heirs, legal Representatives or permitted assigns of the Shareholders. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any party without the prior written consent of the other parties, provided, however, that WCI may assign this Agreement to an Affiliate; provided, further, that WCI shall provide the Shareholders’ Representatives with prior written notice thereof and remain liable jointly and severally with such Affiliate, as a principal and not as a surety, for the due observance and performance of this Agreement by such Affiliate.
12.2 Public Announcements. Except as required by Law, the rules of the New York Stock Exchange or in connection with the HSR Act filing, in which case the disclosing Party shall use commercially reasonable efforts to obtain the approval of the other Parties, (a) no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing without the prior written consent of the other parties hereto and (b) the parties shall jointly agree on the form, nature and extent of any proposed disclosure or announcement of this Agreement and the transactions contemplated hereby.
12.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

12.4 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by nationally recognized overnight delivery service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective on personal delivery or facsimile transmission thereof or on delivery by registered or certified U.S. mail or one (1) business day following deposit with a nationally recognized overnight delivery service:

If to the Shareholders, c/o the Shareholders’ Representatives:	Scott T. Earl 4141 Bay Beach Lane 4h5 Fort Myers Beach, Florida 33139

Michael Castellarin
22 St. Clair Avenue East, Suite 1700
Toronto ON M4T 2S3
Canada

With a copy to:	Murphy Sullivan Kronk
P.O. Box 4485
Burlington, VT 05406-4485
Attention: Catherine Kronk, Esq.
Telephone No.: (802) 861-7000
Facsimile No.: (802) 861-7007

If to WCI:	Waste Connections, Inc.
2295 Iron Point Road, Suite 200
Folsom, CA 95630-8767
Attention: Ronald J. Mittelstaedt
Telephone No.: (916) 608-8200
Facsimile No.: (916) 351-5607

With a copy to:	Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111-3598
Attention: Derek H. Wilson, Esq.
Telephone No.: (415) 421-6500
Facsimile No.: (415) 421-2922
12.5 Applicable Law; Attorneys’ Fees. Except as otherwise stated, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of laws provisions. In the event of any dispute or controversy between WCI, on the one hand, and any Hudson Valley Group Company or the Shareholders, on the other hand, relating to the interpretation of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party, as awarded by the court. Such award shall include post-judgment attorney’s fees and costs.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

12.6 No Waiver Relating to Claims for Misconduct. Notwithstanding anything in this Agreement to the contrary, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s Misconduct, nor shall any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for Misconduct; (b) the time period during which such a claim for Misconduct may be brought, or (c) the recourse which any such party may seek against another party with respect to such a claim for Misconduct. Notwithstanding the foregoing, nothing in this Section shall allow any party to recover more than once for Damages or Claims based on the same set of circumstances.
12.7 Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, the Shareholders will pay the Shareholders’ and each Hudson Valley Group Company’s fees, expenses and disbursements incurred by them in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by them hereunder (the “Shareholder Expenses”), and WCI will pay its fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by it hereunder. Any sales, transfer and use Taxes and escrow and recording fees incurred in connection with the transactions contemplated by this Agreement shall be borne by WCI and paid when due. For the avoidance of doubt, the Shareholders may cause the Hudson Valley Group Companies to pay the Shareholder Expenses on their behalf, in which case such expenses shall be included in the calculation of Closing Date Current Liabilities.
12.8 Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.
12.9 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.
12.10 Number and Gender of Words. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.
12.11 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire agreement and understanding among the Hudson Valley Group Companies, the Shareholders and WCI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed or approved by Hudson Valley Waste Holding, the Shareholders and WCI.
12.12 Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

12.13 Severability. If any provision of this Agreement or the application of any provision shall be held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibited unenforceability. The remaining provisions of this Agreement shall otherwise remain full force and effect and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.14 Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly stated otherwise, “including” means “including but not limited to” and all references herein to a “day” are deemed to be a reference to a calendar day, and all references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in New York or California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document. For purposes of this Agreement, the term “Affiliate” means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of a corporation or limited liability company includes its directors, officers and managers, in the case of individuals includes the individual’s spouse, father, father-in-law, mother, mother-in-law, grandfather, grandmother, brothers, brothers-in-law, sisters, sisters-in-law, sons-in-law, daughters-in-law, children and grandchildren, and in the case of a trust includes the grantors, trustees and beneficiaries of the trust. Wherever reference is made in this Agreement to the “knowledge” of the Principal Shareholder, such term means the actual knowledge of Scott T. Earl or any knowledge which should have been obtained by him on reasonable inquiry. Wherever reference is made in this Agreement to the “knowledge” of any Hudson Valley Group Company, such term means the actual knowledge of Scott T. Earl, Jerry Cifor or the CFO, or any knowledge which should have been obtained by any such person on reasonable inquiry. Wherever reference is made in this Agreement to the “knowledge” of Clairvest, such term means the actual knowledge of Michael Castellarin or Ken Rotman, or any knowledge which should have been obtained by either such person on reasonable inquiry. “Reasonable efforts” means the efforts that a reasonable person desirous of achieving the result would use in similar circumstances to ensure that such result is achieved as soon as reasonably practicable.
12.15 Equitable Remedies. Subject to Section 10.8, in addition to any other rights or remedies available at law or in equity, upon the breach or threatened breach of any of the covenants, agreements or obligations of a Shareholder or, prior to the Closing, any Hudson Valley Group Company under this Agreement, WCI shall be entitled to file an action for specific performance or injunctive or other equitable relief without being required to post a bond or provide any other security.
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

12.16 Remedies Cumulative. Subject to Sections 10.4, 10.6 and 10.8 the remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against any other party.
12.17 Electronic Execution. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or by electronic transmission in PDF format shall be deemed to be their original signatures for all purposes. At the request of any party, any facsimile or electronic document shall be re-executed in original form by the parties who executed the facsimile or electronic document. At the request of any party, any facsimile or electronic document shall be re-executed in original form by the parties who executed the facsimile or electronic document.
[Signatures appear on the following page.]
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement by persons thereunto duly authorized as of the date first above written.

WASTE CONNECTIONS, INC.		HUDSON VALLEY WASTE HOLDING, INC.

By:	/s/ Ronald J. Mittelstaedt	By:	/s/ Scott T. Earl
	Name: Ronald J. Mittelstaedt		Name: Scott T. Earl
	Title: Chief Executive Officer		Title: President and CEO

COUNTY WASTE AND RECYCLING SERVICE, INC.

		By:	/s/ Scott T. Earl
Name: Scott T. Earl
Title: President and CEO

SHAREHOLDERS:

/s/ Scott T. Earl

Scott T. Earl

CLAIRVEST EQUITY PARTNERS III LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GP MANAGECO INC.

		By:	/s/ Ken Rotman
Name: Ken Rotman
Title: Co-Chief Executive Officer

		By:	/s/ Michael Castellarin
Name: Michael Castellarin
Title: Authorizing Signing Officer
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

S-1

CEP III CO-INVESTMENT LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GENERAL PARTNER III L.P., by its general partner, CLAIRVEST GP (GPLP) INC.

By:	/s/ Ken Rotman
	Name:	Ken Rotman
	Title:	Co-Chief Executive Officer

By:	/s/ Michael Castellarin
	Name:	Michael Castellarin
	Title:	Authorizing Signing Officer

/s/ James Horvath
James Horvath

/s/ Angela Horvath
Angela Horvath

/s/ Paola Horvath
Paola Horvath

/s/ Ernest Palmer
Ernest Palmer
Stock Purchase Agreement
Hudson Valley Waste Holding, Inc.

S-2